UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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The Finish Line, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 20, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of The Finish Line, Inc., on Thursday, July 21, 2011, at 9:00 a.m. EDT, to be held at The Finish Line, Inc. Corporate Office, 3308 N. Mitthoeffer Road, Indianapolis, Indiana 46235. Members of your Board of Directors and management look forward to greeting those shareholders who are able to attend.

The accompanying Notice and Proxy Statement describe the matters to be acted upon at the meeting.

It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, please sign, date and mail the enclosed Proxy Card at your earliest convenience. If you attend the meeting, you may withdraw your proxy and vote in person.

Your interest and participation in the affairs of The Finish Line, Inc. are greatly appreciated.

Respectfully,

Glenn S. Lyon,
Chairman and Chief Executive Officer

The Finish Line, Inc.

3308 N. Mitthoeffer Road
Indianapolis, Indiana 46235

Notice of Annual Meeting of Shareholders
to be held July 21, 2011

TO THE SHAREHOLDERS OF THE FINISH LINE, INC.:

Notice is hereby given that the 2011 Annual Meeting of Shareholders of The Finish Line, Inc. (the “Company”) to be held at the Company’s Corporate Office at 3308 N. Mitthoeffer Road, Indianapolis, Indiana 46235, on Thursday, July 21, 2011, at 9:00 a.m. EDT, will be conducted for the following purposes:

(1)	To elect three Class I directors to serve on the Company’s Board of Directors until the 2014 Annual Meeting of Shareholders;

(2)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending March 3, 2012;

(3)	To approve a non-binding advisory resolution relating to the compensation of the Company’s named executive officers;

(4)	To conduct a non-binding advisory vote relating to the frequency (every one, two, or three years) of the non-binding shareholder vote on the compensation of the Company’s named executive officers; and

(5)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on May 20, 2011, will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Gary D. Cohen,
Chief Administrative Officer and Secretary

Indianapolis, Indiana
June 20, 2011

Your vote is important. Accordingly, you are asked to complete, sign, date and return the accompanying Proxy Card in the envelope provided, which requires no postage if mailed in the United States.

The Finish Line, Inc.
3308 N. Mitthoeffer Road
Indianapolis, Indiana 46235
________________________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
JULY 21, 2011
________________________

GENERAL INFORMATION

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being mailed on or about June 22, 2011, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Finish Line, Inc. (“Finish Line” or the “Company”) for use at the 2011 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Company’s Corporate Office at 3308 N. Mitthoeffer Road, Indianapolis, Indiana 46235, on Thursday, July 21, 2011, at 9:00 a.m. EDT, and any adjournment or postponement thereof.

At the Annual Meeting, the Company’s shareholders will be asked to:

(1)	elect three Class I directors to serve on the Board until the 2014 Annual Meeting of Shareholders;

(2)	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending March 3, 2012;

(3)	approve a non-binding advisory resolution relating to the compensation of the Company’s named executive officers;

(4)	conduct a non-binding advisory vote relating to the frequency (every one, two, or three years) of the non-binding shareholder vote on the compensation of the Company’s named executive officers; and

(5)	vote on such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

This Proxy Statement and related proxy materials are first being mailed to shareholders on or about June 22, 2011.  With this Proxy Statement, we are sending our 2011 Annual Report, which includes our financial statements for the fiscal year ended February 26, 2011.  If you did not receive our Annual Report, we will send it to you without charge.  The Annual Report includes a list of important documents that we have filed as exhibits with the Securities and Exchange Commission (“SEC”), but does not include copies of all of the exhibits.  If you wish to receive copies of any of the exhibits, we will send them to you.  Please send your written request by e-mail to IR@finishline.com or by mail to:

The Finish Line, Inc.
3308 N. Mitthoeffer Road
Indianapolis, Indiana 46235
Attn: Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

In addition, you may obtain copies of our public filings, including this Proxy Statement, the form of proxy relating to the Annual Meeting, and our 2011 Annual Report on Form 10-K, without charge from our website at http://www.finishline.com, and click on the Investor Relations link, or from the SEC’s web site at http://www.sec.gov.  The Company’s stock is traded on the NASDAQ Global Select Market under the ticker symbol FINL.  You may also request a copy of any of these materials by sending an email to IR@finishline.com.  Please make your request no later than July 7, 2011, to facilitate timely delivery.  If you do not request materials pursuant to the foregoing procedures, you will not otherwise receive an e-mail or electronic copy of the materials.  For meeting directions to the Company’s Corporate Office, please call (317) 899-1022, extension 5.

Throughout this Proxy Statement, “Fiscal 2009,” “Fiscal 2010,” and “Fiscal 2011” represent the fiscal years ended February 28, 2009, February 27, 2010, and February 26, 2011, respectively.

Persons Making the Solicitation

The Company is making this solicitation and will bear the expenses of preparing, printing and mailing proxy materials to the Company’s shareholders.  In addition to the mailing of this Proxy Statement, proxies may be solicited personally, by telephone, or by fax by officers or employees of the Company, none of whom will receive additional compensation for such services.  The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Class A Common Shares.

Voting at the Meeting

Shareholders of record of the Company’s Class A Common Shares and Class B Common Shares at the close of business on May 20, 2011 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.  On the Record Date, 52,603,173 Class A Common Shares and 1,198,734 Class B Common Shares were outstanding and entitled to vote.  Each outstanding Class A Common Share entitles the holder thereof to one vote and each outstanding Class B Common Share entitles the holder thereof to 10 votes.  The holders of a majority of all the votes entitled to be cast at the Annual Meeting must be represented at the meeting, either in person or by proxy, to constitute a quorum.  There must be a quorum of all the Company’s common shares for the Annual Meeting to be held.

For the election of directors, the three nominees receiving the highest number of affirmative votes of the common shares present or represented and entitled to be voted shall be elected.  Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Shareholders do not have the right to cumulate their votes in the election of directors.

For the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending March 3, 2012 to be ratified, and for the non-binding advisory resolution relating to the compensation of the Company’s named executive officers to be approved, more votes must be cast by all holders of common shares, voting together as a single class, in favor of the proposal than are cast against it.  With respect to the non-binding advisory vote relating to the frequency of the shareholder advisory vote on the named executive officers’ compensation, the option receiving the greatest number of votes (i.e., every one, two, or three years) will be the frequency approved by the shareholders.

Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business.  The Company intends to count broker non-votes as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business.  However, abstentions and broker non-votes will have no effect on the vote for any of the proposals described above.

Revocability of Proxy

A proxy may be revoked by a shareholder prior to voting at the Annual Meeting by written notice to the Secretary of the Company, by submission of another proxy bearing a later date, or by voting in person at the Annual Meeting.  Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company.  The mere presence at the Annual Meeting of a shareholder who has appointed a proxy will not revoke the prior appointment.

If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the Proxy Card by the shareholder or, if no instructions are indicated, will be voted “FOR” the election of the three Class I Director nominees indicated herein to serve on the Board until the 2014 Annual Meeting of Shareholders, “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, “FOR” the resolution relating to the compensation of the Company’s named executive officers, “FOR” every three years regarding the frequency of vote proposal on the compensation of the Company’s named executive officers, and, as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy.

ELECTION OF CLASS I DIRECTORS

(Item 1 on your Proxy Card)

The Company’s Bylaws provide for dividing the Board into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year, and with each director to hold office until his or her successor is duly elected and qualified, except in the event of his or her death, resignation, or removal.  The term of the Class I Directors, consisting of Glenn S. Lyon, Dolores A. Kunda, and Mark S. Landau, will expire at the 2011 Annual Meeting of Shareholders.  The term of the Class II Directors, consisting of Bill Kirkendall, William P. Carmichael, and Richard P. Crystal, will expire at the 2012 Annual Meeting of Shareholders.  The term of the Class III Directors, consisting of Stephen Goldsmith, Catherine A. Langham, and Norman H. Gurwitz, will expire at the 2013 Annual Meeting of Shareholders.

The persons named in the accompanying Proxy Card as proxies for this meeting will vote in favor of the three nominees as Class I Directors of the Company unless otherwise indicated by the shareholder on the Proxy Card.  Those Class I Directors elected at the 2011 Annual Meeting of Shareholders will serve for a three-year term expiring at the 2014 Annual Meeting, and until their successors are duly elected and qualified, except in the event of their respective death, resignation, or removal.  Management has no reason to believe that the nominees will be unable or unwilling to serve if elected.  If any nominee should become unavailable prior to the election, the accompanying Proxy Card will be voted for the election in his or her stead of such other person as the Board may recommend.

Nominees

The nominees for election as Class I directors of the Company are Glenn S. Lyon, Dolores A. Kunda, and Mark S. Landau.  Each of such persons currently serves as a director of the Company, and Mr. Lyon currently serves as the Company’s Chairman of the Board and Chief Executive Officer.  The nominees for election as Class I Directors of the Company were selected by the Board upon the recommendation of the Governance & Nominating Committee of the Board.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote “FOR” the Class I director nominees set forth above.  Proxies solicited by the Board will be so voted, unless shareholders specify otherwise on their Proxy Cards (Item 1 on your Proxy Card).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 20, 2011, information relating to the beneficial ownership of the Company’s common shares by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Class A Common Shares or Class B Common Shares, by each director or nominee for director, by each of the executive officers named below, and by all directors and executive officers as a group.

	Class A			Class B
Name and Position	Number of Shares (1)(2)	Stock Options exercisable within 60 days (3)	% of Class (4)	Number of Shares (1)		% of Class (4)	Total Shares
Glenn S. Lyon Chairman and CEO	40,065	150,972	(5)	129,767		10.8%	320,804
Steven J. Schneider President and COO	96,372	110,794	(5)	66,639		5.6%	273,805
Samuel M. Sato President and CMO	23,376	6,796	(5)	50,293		4.2%	80,465
Gary D. Cohen CAO and Secretary	131,775	147,979	(5)	38,541		3.2%	318,295
Edward W. Wilhelm EVP, CFO	--	11,435	(5)	52,908		4.4%	64,343
Stephen Goldsmith Director	3,786	40,000	(5)	9,211		(5)	52,997
Bill Kirkendall Director	2,786	--	(5)	10,263		(5)	13,049
William P. Carmichael Director	17,786	--	(5)	10,263		(5)	28,049
Catherine A. Langham Director	4,586	22,000	(5)	10,263		(5)	36,849
Dolores A. Kunda Director	4,138	--	(5)	10,263		(5)	14,401
Norman H. Gurwitz Director	--	--	(5)	5,862		(5)	5,862
Richard P. Crystal Director	--	--	(5)	8,237		(5)	8,237
Mark S. Landau Director	--	--	(5)	8,138		(5)	8,138
All directors and executive officers as a group (16 persons)	500,603	899,671	2.6%	479,681		40.0%	1,879,955

Alan H. Cohen (6)	--	245,000	(5)	167,714		14.0%	412,714
David I. Klapper (7)	--	--	(5)	313,531		26.2%	313,531
Larry J. Sablosky (8)	--	--	(5)	145,000	(9)	12.1%	145,000
BlackRock, Inc. (10)	4,281,656	--	8.1%	--		--	4,281,656
Ameriprise Financial, Inc. (11)	3,503,954	--	6.7%	--		--	3,503,954
The Vanguard Group, Inc. (12)	3,044,213	--	5.8%	--		--	3,044,213

(1)
Each executive officer and director has sole voting and investment power with respect to the shares listed, unless otherwise indicated, and the address for the executive officers and directors is: 3308 N. Mitthoeffer Road, Indianapolis, Indiana 46235.

(2)	The amounts in this column exclude any Class B Common Shares convertible into a corresponding number of Class A Common Shares.
(3)	The directors and executive officers listed have the right to acquire the number of shares of common stock reflected in this column within 60 days of May 20, 2011.

(4)
The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(5)	Less than 1% of the respective class of shares outstanding.
(6)	A retired founder of the Company. The address of Mr. Cohen is 9102 N. Meridian Street, Suite 550, Indianapolis, IN 46260.
(7)	A retired founder of the Company. The address of Mr. Klapper is 9102 N. Meridian Street, Suite 550, Indianapolis, IN 46260.
(8)	A retired founder of the Company. The address of Mr. Slablosky is 9102 N. Meridian Street, Suite 550, Indianapolis, IN 46260.
(9)	Includes 25,000 Class B Common Shares held by a family partnership of which Mr. Sablosky serves as general partner.
(10)
This information is based solely on a Schedule 13G/A filed on behalf of BlackRock, Inc. (“BlackRock”) with the SEC as of December 31, 2010.  The address of BlackRock is 40 E. 52nd Street, New York, New York 10022.  BlackRock has sole voting and dispositive power with respect to all reported shares.

(11)
This information is based solely on a Schedule 13G filed on behalf of Ameriprise Financial, Inc. (“AFI”) and Columbia Management Investment Advisers, LLC (“CMIA”), as joint reporting persons, with the SEC as of December 31, 2010.  AFI is the parent holding company of CMIA and, as such, may be deemed to beneficially own the shares owned directly by CMIA.  The address of AFI is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474.  The address of CMIA is 100 Federal Street, Boston, Massachusetts 02110.  Amount of shares reported includes 3,503,954 Class A Common Shares owned directly by CMIA.  AFI and CMIA have shared voting power with respect to 2,488,497 of the reported shares, and shared dispositive power with respect to all 3,503,954 of the reported shares.

(12)
This information is based solely on a Schedule 13G filed on behalf of The Vanguard Group, Inc. (“Vanguard”) with the SEC as of December 31, 2010.  The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.  Vanguard has sole voting power with respect to 74,181 of the reported shares, sole dispositive power with respect to 2,970,032 of the reported shares, and shared dispositive power with respect to 74,181 of the reported shares.

Changes in Control

As previously disclosed, the Company amended and restated its Restated Articles of Incorporation (as amended, the “Restated Articles”) on July 23, 2009 to effect a number of amendments relating to the Company’s dual class stock structure.  The Restated Articles provide for the conversion of all outstanding high voting Class B Common Shares into Class A Common Shares as of the day after the Company’s 2012 Annual Meeting of Shareholders, and eliminate a prior provision under which all Class B Common Shares are automatically converted into Class A Common Shares on a one-to-one basis only upon the Class B Common Shares constituting less than 5% of the total common shares outstanding as of a record date for an annual meeting.  The Class B Common Shares entitle the holders of record to 10 votes for each share held, while the Class A Common Shares entitle the holders of record to one vote per share.  The Restated Articles also provide that if at any time the holders of all Class B Common Shares hold greater than 41% of the total voting power of the Company’s common shares as of the record date for any annual shareholders meeting, then the number of votes per share of each holder of Class B Common Shares will automatically be reduced (on a proportionate basis) so that the holders of Class B Common Shares hold in the aggregate no more than 41% of the Company’s total voting power.  The Restated Articles further provide for the automatic conversion of Class B Common Shares issued to Company employees or directors into Class A Common Shares upon each such person’s death or termination of employment or service.  A more detailed description of the background and reasons for the amendments instituted by the Restated Articles is set forth in the Company’s Proxy Statement for its 2009 Annual Meeting of Shareholders under the caption “Background and Reasons for Proposals Relating to Higher Vote Class B Common Shares.”

Also on July 23, 2009, the Company’s shareholders approved The Finish Line, Inc. 2009 Incentive Plan (the “2009 Incentive Plan”), which provides the Company with the authority to issue up to 6,500,000 Class A Common Shares and Class B Common Shares, in the aggregate, in connection with grants to Company employees and directors (which is limited to 2,500,000 Class A and Class B Common Shares, in the aggregate, for all awards other than options and stock appreciation rights).  See “Executive Compensation – Compensation Discussion and Analysis – 2009 Incentive Plan” below.

Due to the extent of each of Alan H. Cohen’s, David I. Klapper’s, and Larry J. Sablosky’s (collectively, the “Founders”) voting power represented by their holdings of Class B Common Shares, if any one or more of the Founders disposes of shares of Class B common stock, or converts such shares into shares of Class A common stock, prior to the day after the Company’s 2012 Annual Meeting of Shareholders, or a sufficient number of shares of Class B common stock are issued to participants under awards pursuant to the 2009 Incentive Plan, any one or more Founder’s percentage voting power may be reduced, which may result in an effective change in control of the Company.  Notwithstanding the foregoing, upon the conversion of all Class B common stock into shares of Class A common stock on the day after the Company’s 2012 Annual Meeting of Shareholders as described above, the aggregate percentage voting power of the holders of Class B common stock, including the voting power of the Founders (if they continue to hold Class B Common Shares at that time), will be reduced on a 10-to-1 basis, which may result in a change in effective control of the Company.

MANAGEMENT
Executive Officers and Directors

The executive officers, directors and nominees for director of the Company are as follows:

Name	Age	Position	Since
Glenn S. Lyon	61	Class I Director, Chairman of the Board, and Chief Executive Officer	2001
Steven J. Schneider	55	President and Chief Operating Officer	1989
Samuel M. Sato	47	President and Chief Merchandising Officer	2007
Gary D. Cohen	59	Chief Administrative Officer and Secretary	1997
Edward W. Wilhelm	52	Executive Vice President, Chief Financial Officer	2009
George S. Sanders	53	Executive Vice President, Real Estate and Store Development	1994
Michael L. Marchetti	60	Executive Vice President, Store Operations	1995
Donald E. Courtney*	56	President, E-Commerce	1989
Dolores A. Kunda	55	Class I Director	2008
Mark S. Landau	53	Class I Director	2010
Bill Kirkendall	57	Class II Director	2001
William P. Carmichael	67	Class II Director	2003
Richard P. Crystal	66	Class II Director	2010
Stephen Goldsmith	64	Class III Director	1999
Catherine A. Langham	53	Class III Director	2006
Norman H. Gurwitz	63	Class III Director	2009
*
On April 11, 2011, the Company announced that Mr. Courtney will retire from the Company following a transition period, and will remain in his current role as the Company conducts a search for his successor.

Mr. Glenn S. Lyon is currently the Chief Executive Officer of the Company, serving in such capacity since December 2008, and Chairman of the Company’s Board of Directors, serving in such capacity since 2010.  Mr. Lyon was originally elected to the Board in January 2009 and has served as Chairman since July 2010.  He served as President of the Company from October 2003 to December 2008 and Executive Vice President from September 2001 to October 2003, as well as the Company’s Chief Merchandising Officer from 2001 until 2007.  Prior to joining the Company, Mr. Lyon served as President/CEO of Paul Harris Stores, Inc., a women’s apparel retailer, from March 2000 to February 2001.  From October 1995 to February 2000, he held positions as President and General Merchandising Manager of Modern Woman Stores, a Division of the American Retail Group.  Mr. Lyon also spent eight years with TJX Company as Senior Vice President and Executive Vice President of Merchandising and Marketing.  Mr. Lyon started his career in 1973 at Macy’s N.Y., where he spent 10 years in various merchandising positions.  He has extensive experience in corporate governance, operational management, and strategic planning developed from over 38 years in the retail industry.  His experience and leadership skills provide the Board with valuable in-depth knowledge of the retail industry, which were significant factors in assisting the Board to reach its decision to appoint Mr. Lyon as Chairman.

Mr. Steven J. Schneider is currently the President of the Company, serving in such capacity since December 2008, and the Company’s Chief Operating Officer, serving in such capacity since October 2003.  He served as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Assistant Secretary, from April 2001 to October 2003. Mr. Schneider also served as Executive Vice President, Finance, Chief Financial Officer and Assistant Secretary of the Company from April 2000 to April 2001, as Senior Vice President, Finance, Chief Financial Officer and Assistant Secretary from March 1997 to April 2000, and as Vice President, Finance and Chief Financial Officer from April 1989 to March 1997.  From August 1984 to March 1989, Mr. Schneider was employed as Assistant Controller for Paul Harris Stores, Inc.  Mr. Schneider was also employed by a national accounting firm for two years and has been engaged in various financial positions in the retail industry for over 30 years.

Mr. Samuel M. Sato is currently the President and Chief Merchandising Officer of the Company, serving in such capacity since October 2010.  Prior to that, he served as Executive Vice President, Chief Merchandising Officer of the Company since joining the Company in March 2007.  Mr. Sato began his career at Nordstrom Inc. in 1985.  He was a Regional Merchandise Manager, Menswear and Footwear, in the Northeast and Mid-Atlantic regions of Nordstrom, then served as Divisional Merchandise Manager, Shoes.  Mr. Sato was promoted to Vice

President and Corporate Merchandise Manager for the Men’s Shoes Division of Nordstrom in 1999.  Mr. Sato has been involved in the retail industry for over 25 years.

Mr. Gary D. Cohen is currently the Chief Administrative Officer and Secretary of the Company, serving in such capacity since July 2009.  From April 2000 to June 2009 he served as Executive Vice President, General Counsel and Secretary of the Company.  Mr. Cohen also served as Senior Vice President, General Counsel and Secretary from July 1997 to April 2000.  From April 1990 to July 1997, Mr. Cohen was a Senior Partner in the law firm of Cohen and Morelock.  During the 15 years prior to his joining the Company, Mr. Cohen represented the Company regarding real estate matters.  From 1978 to 1990, Mr. Cohen held partnership positions with various law firms.  At the present time, Mr. Cohen retains an “Of Counsel” position with the firm of Brand Davis Elsea & Morelock.  Mr. Cohen is the brother of Alan H. Cohen, a founder of the Company.

Mr. Edward W. Wilhelm is currently Executive Vice President, Chief Financial Officer of the Company, serving in such capacity since joining the Company in March 2009.  Previously, Mr. Wilhelm served as Executive Vice President and Chief Financial Officer of Borders Group, Inc., commencing in 2000.  From 1997 to 2000, Mr. Wilhelm was Vice President of Planning, Reporting and Treasury for Borders Group, Inc. and served as Vice President of Finance from 1994 through 1997.  Mr. Wilhelm is a Certified Public Accountant.

Mr. George S. Sanders is currently Executive Vice President, Real Estate and Store Development of the Company, serving in such capacity since April 2000.  Mr. Sanders also served as Senior Vice President, Real Estate and Store Development of the Company from March 1997 to April 2000, and as Vice President, Real Estate and Store Construction from April 1994 to March 1997.  From February 1993 to April 1994, Mr. Sanders served as Director of Real Estate of the Company.  From 1983 to February 1993, Mr. Sanders was employed by Melvin Simon and Associates, as a real estate developer and manager.  At the time Mr. Sanders left Melvin Simon and Associates, he held the position of Senior Leasing Representative.

Mr. Michael L. Marchetti is currently Executive Vice President, Store Operations of the Company, serving in such capacity since April 2000.  Mr. Marchetti also served as Senior Vice President, Store Operations of the Company from March 1997 to April 2000, and as Vice President, Store Operations from September 1995 to March 1997.  From May 1990 to September 1995, Mr. Marchetti was employed as Regional Vice President of Champs Sports, a division of Foot Locker, Inc.  Mr. Marchetti has been involved in the retail industry for over 30 years.

Mr. Donald E. Courtney is currently President of the Company’s E-Commerce division, serving in such capacity since August 2009.  On April 11, 2011, the Company announced that Mr. Courtney will retire from the Company following a transition period, and will remain in his current role as the Company conducts a search for his successor.  From October 2003 to August 2009, Mr. Courtney served as Executive Vice President, IS, Distribution, Chief Information Officer and Assistant Secretary of the Company, and as Executive Vice President, Chief Information Officer-Distribution from April 2000 to October 2003.  Mr. Courtney also served as Senior Vice President, MIS and Distribution of the Company from March 1997 to April 2000, and as Vice President, MIS and Distribution from August 1989 to March 1997.  From August 1988 to August 1989, Mr. Courtney served as Director of MIS and Distribution for the Company.  From August 1976 to August 1988, Mr. Courtney was employed by Guarantee Auto Stores, Inc., an automotive retailer.  At the time Mr. Courtney left Guarantee Auto Stores, he held the position of Vice President – MIS and Distribution.  Mr. Courtney has been involved in the retail industry for over 35 years.

Ms. Dolores A. Kunda has served as a director of the Company since October 2008.  Ms. Kunda is the founder of Lápiz, one of the largest Hispanic advertising agencies in the United States since 1999, and has served as that company’s President and CEO since 1999.  Lápiz is a division of Leo Burnett USA and all entities are part of a French communications holding company, Publicis Groupe.  In 2007, Ms. Kunda assumed the position as President of Leo Burnett Puerto Rico concurrent with her position at Lápiz.  Ms. Kunda served as Director for Lenox Group Inc. from October 2006 to April 2009, and was a member of Lenox’s Audit Committee.  Ms. Kunda has been involved in the marketing and advertising field for over 26 years, focusing on the general market, Mexico, the U.S. Hispanic market and Puerto Rico.  She has particular expertise specifically with respect to the U.S. Hispanic community, which is valuable to the Board in community outreach, branding, and diversity initiatives.

Mr. Mark S. Landau has served as a director of the Company since January 2010.  Mr. Landau is a managing director at Deutsche Bank and leads the Commercial Real Estate Banking Americas division.  Prior to joining Deutsche Bank, Mr. Landau was with Goldenbridge Advisors for two years as a managing director and a member of the company’s investment committee.  Prior to that, he was with Merrill Lynch for 14 years, serving in a variety of management positions, including Managing Director, Senior Relationship Manager for Investment Banking Financial Sponsors and Hedge Fund coverage.  Mr. Landau also helped create the European Real Estate Investment Banking group for Merrill Lynch.  Mr. Landau has over 29 years of experience in the financial services and real estate industries.  Mr. Landau’s extensive experience and knowledge of the financial services and real estate industries and his historical perspective on corporate finance matters are valuable to the Board in its deliberations.

Mr. Bill Kirkendall has served as a director of the Company since July 2001. Mr. Kirkendall has been a Partner in D.A. Weibring/Golf Resources Group, a golf course design, management and consulting firm worldwide, since 2006.  He has also been the Chief Executive Officer of Pure Motion, Inc., a company that develops and markets technology-based training aids for recreational sports, since March 2007.  From October 1999 to November 2002, Mr. Kirkendall was President and Chief Executive Officer of Orlimar Golf Company, a manufacturer and distributor of golf equipment.  Mr. Kirkendall was President and CEO of Tretorn of N.A., Inc., a distributor and licensee of athletic footwear, from 1998 to 1999.  Mr. Kirkendall was a driving force with Etonic Inc. (Etonic, Tretorn, Puma USA), a distributor, manufacturer, and licensee of athletic footwear and apparel, from 1982 to 1998, holding the following positions: Sales Representative from 1982 to 1985, National Sales Manager from 1985 to 1986, Vice President from 1986 to 1988, Senior Vice President from 1988 to 1989, Executive Vice President from 1989 to 1991, and President from 1991 to 1998.  From 1976 to 1982, Mr. Kirkendall was Vice President of Golden Brothers Inc., a long haul trucking company.  Mr. Kirkendall’s experience and in-depth knowledge of the athletic retail and sporting goods industries enables him to provide valuable guidance to the Board with respect to management and operational issues and also assessment of business and industry trends.

Mr. William P. Carmichael has served as a director of the Company since July 2003.  Mr. Carmichael currently serves as a trustee of the Bank of America Funds Trust and Chairman of the Board of Trustees of the Columbia Funds Series Trust II, Columbia Funds Master Investment Trust, and Columbia Funds Variable Insurance Trust I, and previously served as Chairman of the Board of Trustees of the Columbia Funds Series Trust.  From 1998 to 2001, Mr. Carmichael was Senior Managing Director of The Succession Fund, which he co-founded in 1998.  Prior to The Succession Fund, Mr. Carmichael served for 26 years in various financial positions with global consumer product companies, including Senior Vice President of Sara Lee Corporation from 1991 to 1993, Senior Vice President of Beatrice Foods from 1984 to 1990, Chief Financial Officer of Beatrice Foods from 1987 to 1990, and Vice President of Esmark, Inc. from 1973 to 1984.  Mr. Carmichael has served as a director of Cobra Electronics Corporation since 1994 and as a director of McMoRan Exploration Co. since 2010.  During the past five years, Mr. Carmichael also served as a director of Spectrum Brands (formerly Rayovac Corporation; from August 2002 to August 2009) and Simmons Company (from May 2004 to January 2010).  Mr. Carmichael has extensive experience in corporate finance, accounting, and financial management.  This experience enables Mr. Carmichael to provide valuable guidance to the Board with respect to analyzing its operating results, financial condition, and strategic plans.

Mr. Richard P. Crystal has served as a director of the Company since October 2009.  Mr. Crystal recently retired as Chairman and Chief Executive Officer of women’s clothing retailer, New York & Company.  He joined New York & Company in 1996 as President and Chief Executive Officer of what was then Lerner New York.  In 2002, Lerner New York became a privately held organization and became known as New York & Company.  During his tenure, Mr. Crystal continued to lead the organization as its President and Chief Executive Officer, and in 2004, New York & Company became a public company, with Mr. Crystal as Chairman and Chief Executive Officer.  Mr. Crystal served on New York & Company’s Nomination and Governance committee from 2004 through 2009.  Earlier in his career, Mr. Crystal was with R.H. Macy/Federated for 20 years, where he served in a variety of senior management positions, culminating in his appointment as Chairman and Chief Executive Officer, Product Development and Macy Specialty Stores which included the Aéropostale and Charter Club chains.  He began his career with Stern’s Department Store in 1966, and was based in New York City.  Mr. Crystal is an experienced leader with over 30 years of experience in the retail industry, which enhances his ability to provide guidance to the Board on the assessment of business and retail industry trends and strategic planning.

Mr. Stephen Goldsmith has served as a director of the Company since July 1999.  Mr. Goldsmith is currently the Deputy Mayor of Operations for New York City serving under Mayor Michael Bloomberg, a position Mr. Goldsmith has held since June 2010.  Mr. Goldsmith was previously the Daniel Paul Professor of Government and Director of the Innovations in American Government Program at Harvard University's Kennedy School of Government, and a Strategic Advisor to the law firm of McKenna Long and Aldridge and to Capital Source, a Maryland based financial institution.  From 2001 to 2005, he served as Senior Vice President of ACS State and Local Solutions.  Mr. Goldsmith served as Mayor of the City of Indianapolis from January 1992 to December 1999.

During the past five years, Mr. Goldsmith also served as a director of U.S. Infrastructure Corporation. Mr. Goldsmith has particular expertise in public affairs and government relations, and has extensive experience in corporate governance, operational leadership, and advising on matters relating to structured finance.  This background and experience enables Mr. Goldsmith to provide valuable guidance to the Board, especially with respect to strategic planning and assessment of trends in public policy issues relevant to the Company’s business.

Ms. Catherine A. Langham has served as a director of the Company since April 2006.  Ms. Langham is the co-founder, President and Chief Executive Officer of Langham Logistics, Inc., a global freight management company specializing in expedited transportation, warehousing and distribution.  Ms. Langham currently serves as a director of Celadon Trucking Services (since July 2007), an international truckload carrier, and is a member of Celadon Trucking Services’ audit committee.  Additionally, Ms. Langham serves as a director of H.H. Gregg (since February 2010), a specialty retailer of consumer electronics, home appliances, mattresses, and related services.  During the past five years, Ms. Langham also has served as a director of Marsh Supermarkets, Inc. (from 1998 to 2006), where she served on the audit and executive committees.  Ms. Langham is an experienced leader with over 21 years of experience in the logistics industry, which enables Ms. Langham to provide valuable guidance to the Company with respect to sales, marketing, and distribution matters.

Mr. Norman H. Gurwitz has served as a director of the Company since July 2009.  Mr. Gurwitz formerly was an advisor to and Vice President, Corporate Counsel and Director of Human Resources of Emmis Communications, an owner and operator of radio stations and magazines throughout the United States and Europe, from 1986 through 2009.  Prior to joining Emmis, Mr. Gurwitz was with the Internal Revenue Service in Washington, D.C. for four years and was in private legal practice focusing on corporate matters in Indianapolis for 10 years.  He currently serves on the Board of Visitors of the Indiana University School of Law in Indianapolis.  Mr. Gurwitz has particular expertise in strategic planning, operational management, and corporate finance matters, which enables him to provide valuable guidance to the Board with respect to analyzing the Company’s operating results, financial condition, and strategic plans.

Executive officers of the Company are appointed by and serve at the discretion of the Board.  Unless otherwise stated, there are no family relationships among any directors or executive officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and shareholders who beneficially own more than 10% of the Company’s Class A Common Shares to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.  Officers, directors and greater than 10% shareholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

Based solely on the Company’s review of the copies of the forms it has received and representations from certain reporting persons that they were not required to file a Form 5 for certain fiscal years, the Company believes that, except as follows, all of its officers, directors and greater than 10% shareholders have complied with all of the filing requirements applicable to them with respect to transactions during  Fiscal 2011.  Mr. Gary Cohen, the Company’s Chief Administrative Officer and Secretary, surrendered shares to cover a part of the tax withholding in connection with the vesting of restricted stock in March 2010.  Due to an oversight, such share surrender, involving one transaction, was not reported on a Form 4 as required, but Mr. Cohen’s subsequent Form 4 filed on March 17, 2011, accurately reflected his current Company share ownership.

Code of Ethics

The Company’s Code of Ethics, applicable to all Company officers, directors and employees, is available on the Company’s website at www.finishline.com, under Investor Relations/Corporate Governance/Governance Documents.  The Company intends to disclose waivers under this Code of Ethics, or amendments thereto, on the Company’s website at www.finishline.com or, as required, in a report on Form 8-K.

BOARD OF DIRECTORS, COMMITTEES AND MEETINGS

Independence of Directors

The Board has determined that the majority of its members are “independent directors” under the criteria for independence set forth in the listing standards of the NASDAQ Stock Market (“NASDAQ”).  The independent directors of the Board include Stephen Goldsmith, William Carmichael, Bill Kirkendall, Catherine Langham, Dolores Kunda, Norman Gurwitz, Richard Crystal, and Mark Landau.  In addition, the members of all committees of the Board are independent directors and all members of the Audit Committee satisfy the independence requirements set forth in SEC rules.

Meetings and Committees of the Board of Directors

The Board held 10 meetings in Fiscal 2011 and all directors attended at least 75% of the meetings of the Board and the committees of the Board of which they were members.  Members of the Board are expected to attend the Company’s Annual Meeting of Shareholders.  All of the then active Board members attended the 2010 Annual Meeting of Shareholders.

The Company has a standing Audit Committee, Compensation Committee, and Governance & Nominating Committee.  The Audit Committee is comprised of Messrs. Carmichael (Chair), Kirkendall, Gurwitz, and Landau.  The Compensation Committee is comprised of Mr. Kirkendall (Chair), Ms. Langham, Ms. Kunda, and Mr. Gurwitz.  The Governance & Nominating Committee is comprised of Ms. Langham (Chair), Mr. Goldsmith, Ms. Kunda, and Mr. Crystal.

The Audit Committee. The Audit Committee is appointed by the Board and is composed solely of independent directors (as defined in the NASDAQ listing standards and SEC rules).  The Audit Committee appoints the Company’s independent registered public accounting firm each year and approves the associated compensation and terms of the engagement.  It also approves services that may be proposed by the independent registered public accounting firm, as well as any services provided by other professional financial services providers.  The Audit Committee monitors and oversees the quality and integrity of the Company’s accounting process and systems of internal controls.  Each member of the Audit Committee meets the NASDAQ financial knowledge requirements, and the Board has determined that Mr. Carmichael, the Chair of the Audit Committee, meets NASDAQ’s professional experience requirements and qualifies as an “audit committee financial expert” as defined by SEC rules.  The Audit Committee is charged with reviewing and monitoring all contemplated related party transactions.  The duties of the Audit Committee are set forth in its Charter, which is available on the Company’s website at www.finishline.com, specifically at Investor Relations/Corporate Governance/Governance Documents.  The Audit Committee met nine times during Fiscal 2011.

The Compensation Committee. The Compensation Committee is appointed by the Board and is composed solely of independent directors (as defined in the NASDAQ listing standards).  The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation structure of the Company’s executive officers, including the Chief Executive Officer.  The Compensation Committee reviews and approves the compensation structure of the Chief Executive Officer.  When the Compensation Committee discusses and approves compensation for the Company’s Chief Executive Officer, it is a policy of the Committee for the Chief Executive Officer to recuse himself from such discussions and for no member of Company management to be present.  In consultation with the Chief Executive Officer and other Company management, the Compensation Committee reviews and approves the compensation structure for the other executive officers of the Company.  The Compensation Committee is responsible for administering the Company’s compensation plans, including the 2009 Incentive Plan.  The duties of the Compensation Committee are set forth in its Charter, which is available on the Company’s website at www.finishline.com, specifically at Investor Relations/Corporate Governance/Governance Documents.  Decisions concerning the compensation structure of the Chief Executive Officer are recommended to all outside directors of the Board for approval and/or ratification.  The Compensation Committee met nine times during Fiscal 2011.

The Governance & Nominating Committee. The Governance & Nominating Committee is appointed by the Board and is comprised solely of independent directors (as defined in the NASDAQ listing standards).  The Governance & Nominating Committee assists the Board in the oversight of corporate governance matters, including developing and recommending criteria and policies relating to the service and tenure of directors.  It also is responsible for identifying and reviewing potential candidates for the Board and making recommendations to the Board for the nomination and election of directors.  The Governance & Nominating Committee reviews succession planning recommendations for the Company’s senior executive officers, including the Chief Executive Officer.  The Governance & Nominating Committee is also tasked with assessing the Board’s performance and the Chief Executive Officer’s performance on an annual basis.  The Governance & Nominating Committee met six times during Fiscal 2011.

In determining whether to nominate a candidate for election to the Board, the Governance & Nominating Committee considers various criteria, such as the recommendations of fellow directors, a candidate’s relevant business skills and experience, commitment to enhancing shareholder value, and diversity, bearing in mind the composition and requirements of the Board at that point in time.  While the Governance & Nominating Committee does not have a formal policy regarding board diversity, the Committee assesses the effectiveness of its efforts to have a diverse Board by periodically reviewing the current Board members for geographic, occupational, gender, race, and age diversity.  Candidates are identified through a variety of sources, including current and past members of the Board, officers of the Company, individuals personally known by members of the Board, and research.  The Governance & Nominating Committee will consider shareholder recommendations of candidates when the recommendations are properly submitted.  To be considered, any such shareholder recommendation must be submitted as set forth under the section of this Proxy Statement entitled “Proposals of Shareholders,” and must comply with the notice, information and consent provisions set forth in the Company’s Bylaws.  Shareholder nominees will be evaluated under the criteria set forth above.  To recommend a prospective nominee for the Board’s consideration, a shareholder may submit a candidate’s name and qualifications to The Finish Line, Inc., Board of Directors (or the applicable Board member), at the Company’s Corporate Office (3308 N. Mitthoeffer Road, Indianapolis, Indiana 46235), in care of the Corporate Secretary.  The duties of the Governance & Nominating Committee are set forth in its Charter, which is available on the Company’s website at www.finishline.com, specifically at Investor Relations/Corporate Governance/Governance Documents.

Leadership Structure of the Board of Directors

The Company’s Bylaws currently provide that the Chairman of the Board may simultaneously serve as the Chief Executive Officer of the Company and shall preside at all Board and shareholders meetings.  The Board evaluates, from time to time as appropriate, whether the same individual should serve as Chairman of the Board and Chief Executive Officer or whether these positions should be held by different individuals, based on what the Board considers to be in the best interests of the Company and its shareholders.  In this regard, the Board has chosen to permit the same individual to serve as both Chief Executive Officer and Chairman of the Board because the Board believes this combined role can promote unified leadership and direction for the Board and for Company management, and also allows for a single, clear focus for the chain of command to execute the Company’s business plans.  Currently, Mr. Glenn Lyon serves as both Chairman of the Board and Chief Executive Officer of the Company, which the Board believes is an appropriate board leadership structure for the reasons set forth above.  Mr. Lyon is not considered an “independent director” under the NASDAQ listing standards.

Since July 2009, Mr. Stephen Goldsmith has served as Lead Director of the Board.  The Board’s independent directors appoint a Lead Director each year to serve in such capacity for a one-year term. The Lead Director is tasked with helping develop agendas for each of the Board’s meetings and to preside as the Chair of executive sessions which are generally held in conjunction with each of the Board’s regularly scheduled meetings.  The Lead Director is also tasked with identifying and developing, in conjunction with the Chairman of the Board and the Governance & Nominating Committee, the Board’s compositional needs and criteria for director candidates, and coordinating with the Company’s Chief Administrative Officer responses to questions and/or concerns from shareholders or other interested parties that may be communicated to the Company’s non-management directors.  The Lead Director serves at the discretion of the independent directors of the Board and may be removed from the position, with or without cause, by a majority vote of the Board’s independent directors or by the appointment of a new Lead Director at any time.

The Company and the Board believe this leadership structure described above is appropriate because it promotes unified direction for the Board and Company management, while at the same time providing a mechanism for strong, independent governance in circumstances where it is advisable or necessary to have the non-management, independent directors consider matters and take action.

Board of Director’s Role in Risk Oversight

The Board has ultimate oversight responsibilities regarding the risks that could affect the Company.  This oversight is conducted primarily through the Audit Committee, which has established procedures for reviewing the Company’s risks and throughout the year receives and reviews reports from Company management regarding enterprise risk issues affecting the Company.  These procedures include periodic risk reviews by management with the Audit Committee and an annual risk report submitted to the Board.  In response to those reports, the Audit Committee may direct management to consider additional issues or provide additional information to the Committee.  The Audit Committee chair also reports regularly to the Board regarding the Committee’s meetings, considerations, and actions, and the risk matters presented to the Committee.  The types of enterprise risks the Audit Committee considers and monitors include financial, regulatory, and compliance risks that could impact the Company’s business.  For example, during Fiscal 2011, the Audit Committee considered and monitored issues relating to enterprise risk management, financial reporting, and  Sarbanes-Oxley (SOX) compliance .  In addition, the Compensation Committee considers and reports on risks in connection with the Company’s compensation programs, policies, and practices.  See “Executive Compensation – Tax, Accounting and Risk Assessment” below for a description of the Compensation Committee’s role in risk oversight, which is incorporated herein by reference.  Furthermore, at the end of every Board and committee meeting, the Board members review the discussions from the meeting and assess the risk of each decision made.

While the Board has general risk oversight responsibility, the Company’s management is responsible for the day-to-day monitoring and assessment of risks that could affect the Company’s business.  Both the Company’s enterprise risk management committee and internal audit department handle the monitoring and testing duties for Company-wide policies and procedures and are responsible for identifying and coordinating risk management with key Company executives.  The internal audit department regularly provides reports to the Company’s Chief Financial Officer, as well as the Audit Committee, on risk management matters.  The enterprise risk management committee provides periodic reports to Company management and the Audit Committee.

The Company believes the risk oversight process described above is appropriate in light of the Company’s business, size, and management structure.  The Company’s risk oversight process permits management to run the Company and monitor and assess risk on a day-to-day basis, while at the same time providing for a robust oversight function at the Board level.

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors, its committees, the independent directors as a group, or one or more members of the Board or its committees, by sending a letter to The Finish Line, Inc., Board of Directors (or the applicable member of the Board), at the Company’s Corporate Office (3308 N. Mitthoeffer Road, Indianapolis, Indiana 46235), in care of the Corporate Secretary. If, after review of the communication, the Corporate Secretary deems appropriate, the Corporate Secretary will forward such correspondence to the Chairman of the Board or to the applicable Board member.  The process by which the Corporate Secretary reviews and forwards correspondence deemed appropriate has been approved by a majority of the Board’s independent directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is an overview and analysis of the Company’s executive compensation structure for the Company’s five named executive officers for Fiscal 2011 (each individually, a “NEO”, and collectively, the “NEOs”): Mr. Glenn S. Lyon, Chief Executive Officer, Mr. Steven J. Schneider, President and Chief Operating Officer, Mr. Samuel M. Sato, President and Chief Merchandising Officer (and previously, as discussed further below, Executive Vice President, Chief Merchandising Officer), Mr. Gary D. Cohen, Chief Administrative Officer and Secretary, and Mr. Edward W. Wilhelm, Executive Vice President, Chief Financial Officer.

Executive Compensation Objectives

The overall objective of the Compensation Committee (the “Committee”) remains the establishment of a competitively balanced, performance-based compensation structure. For Fiscal 2011, the Committee again strived to achieve this balanced structure through:

•	The retention and motivation of key officers responsible for large business components that significantly affect overall Company performance.
•	The recognition of individual accountability and performance for meeting and/or exceeding established financial performance objectives.
•	Reinforcement of successful performance in line with Company values and performance goals.
•	Facilitating cooperation within the Company’s management structure to achieve sustainable financial performance.

The Committee also maintains its commitment for executive compensation to be fundamentally fair to the Company’s shareholders.

Executive Compensation Overview for Fiscal 2011

Before setting a competitively balanced, performance-based compensation structure, the Committee strives to accurately evaluate the competitive and cyclical retail market within which the Company operates. To assist the Committee in this evaluation for Fiscal 2011, the Committee retained the outside management consulting services of Hay Group, Inc. (“Hay Group”).  The services for Fiscal 2011 provided by Hay Group focused on executive compensation, and the fees paid for those services were approved solely by the Committee.

When setting executive officer compensation for Fiscal 2011, the Committee considered recommendations and proposals from Company management.  The executive officers for whom compensation recommendations and proposals were discussed were not present during those discussions with the Committee.  When setting the Fiscal 2011 compensation for the Company’s Chief Executive Officer, no member of Company management was present.  The Committee retains the discretion to accept, adjust or reject any recommendations and proposals concerning executive officer compensation.

For Fiscal 2011, the Committee, after consultation with Hay Group, determined that the annual compensation structure for the Company’s executive officers should consist of a competitive base salary and appropriate at-risk elements that would take into account:

•	The value of Company equity;
•	Company-wide performance goals;
•	Individual executive performance goals; and
•	Executive team performance goals.

Three primary categories served as the fundamental components of the Company’s Fiscal 2011 bonus program: the Executive Officer Bonus Program (an annual cash bonus for the achievement of annual performance goals) (“EOBP”), the long-term incentive bonus program (a long-term cash bonus for the achievement of long-term performance goals), and stock-based awards (a long-term equity program utilizing stock options and restricted stock).  It remains the Committee’s practice to establish the overall compensation program for a given fiscal year during the first 90 days of the applicable fiscal year.  The Committee met multiple times in early Fiscal 2011 for this purpose.  At these meetings, the Committee evaluated performance for Fiscal 2010 and the Company’s projections and budget for Fiscal 2011.  The Committee also reviewed peer group and market alignment data from Hay Group.  Based on those evaluations, the Committee then considered and set the compensation structure of each executive officer for Fiscal 2011.

For Fiscal 2011, which commenced on February 28, 2010, the Committee looked to the 2009 Incentive Plan as the vehicle to grant incentive awards to executive officers of the Company.  The 2009 Incentive Plan authorizes a pool of 6,500,000 total Company shares that can be issued during the term of the 2009 Incentive Plan.  As of the beginning of Fiscal 2011, 237,002 outstanding shares had been issued in prior years and 6,262,998 shares remained available for issuance.  Therefore, when the Committee calculated the number of shares it intended to grant to executive officers in the form of stock options and restricted stock at the beginning of Fiscal 2011, it concluded that the remaining number of shares available for grant under the 2009 Incentive Plan was more than sufficient to meet its compensation objectives.  The Committee’s methodology for determining the amount and allocation of Company equity as part of Fiscal 2011 executive officer compensation is more fully discussed below in “Restricted Stock and Stock Option Compensation.”

Compensation Benchmarking

As part of its analysis in setting executive officer compensation for Fiscal 2011, the Committee considered the compensation of executive officers in comparable positions at competitive companies. In determining executive officers in comparable positions, the Company utilized the “job sizing” report provided by Hay Group.  The job sizing report allows Hay Group to account for job duties, in lieu of only job titles, when comparing executive compensation at peer companies.

In setting the benchmark peer group of companies for Fiscal 2011, the Committee, in consultation with Hay Group, considered criteria that included market capitalization, revenue, industry (specialty-retail), competitive market data, and merchandise type.  The Fiscal 2011 peer group consisted of the following companies:

•	Aéropostale, Inc.
•	Ann Taylor Stores Corp.
•	The Buckle, Inc.
•	Chicos FAS, Inc.
•	The Children’s Place Retail Stores, Inc.
•	Dress Barn, Inc.
•	DSW Inc.
•	Foot Locker, Inc.
•	Gander Mountain, Inc.
•	Genesco Inc.
•	J. Crew Group, Inc.
•	The Men’s Wearhouse, Inc.
•	New York & Company, Inc.
•	Stein Mart, Inc.
•	The Talbots, Inc.
•	Tween Brands, Inc.
•	Urban Outfitters, Inc.

The Committee’s goal is to set overall executive officer compensation opportunities near the median of the peer group. According to Hay Group, as of the end of Fiscal 2008, the basic components of compensation of the NEOs were generally well below the peer group median.  For Fiscal 2011, the Committee continued its multi-year plan to adjust compensation opportunities for its executive officers.  Even with that goal, the compensation structure for each NEO may and often will vary from this benchmark peer group data because of varied performance factors and/or performance metrics the Committee incorporates into each individual executive officer’s annual compensation structure.

Base Compensation

A fundamental component of overall executive officer compensation is base salary.  Annual target performance bonus amounts and actual annual performance bonus payout amounts remain based on a percentage of an executive officer’s annual base salary.  In setting base salary for Fiscal 2011, the Committee considered the executive officer’s position within the Company, tenure, the responsibilities of the position, and the respective executive officer’s level of accountability, and compared that to the reports and analysis provided by Hay Group.  The base salary amounts for the Company’s NEOs are reflected in the Summary Compensation Table on page 29.

Performance Based Incentive Compensation

For Fiscal 2011, the Committee designated eight of the Company’s executive officers with a title of “Executive Vice President” or higher, including each of the NEOs, to participate in the Fiscal 2011 Executive Officer Bonus Program (“EOBP11”), which is an annual cash-based bonus program.  The Committee concluded that these individuals with their respective responsibilities were in the most appropriate positions to drive and influence overall Company financial performance for Fiscal 2011.  A specified target bonus amount for each executive officer, expressed as a percentage of such executive officer’s base salary, was established.  These target bonus percentages were specifically structured around each executive officer’s level of accountability, expected influence on Company operations for Fiscal 2011, and the competitive challenges of such executive officer’s position within the Company and the retail industry at large.  The EOBP11 was established and administered under the Company’s shareholder approved 2009 Incentive Plan.  The EOBP11 consisted of the following three primary categories, each of which was made up of various performance components:

•	A Company Performance Category
•	An Executive Team Performance Category
•	A Super Bonus Category

All categories were based on financial performance and were comprised of objective, pre-established and measurable components as discussed below.  The first EOBP11 component, the Company Performance Category, was comprised of eight qualified Company financial performance goals based on the performance measures permitted by the Company’s 2009 Incentive Plan, and one individual executive performance goal category (“Individual Performance Category”), all designed to motivate and reward individual executive officer performance.  The second EOBP11 component, the Executive Team Performance Category, was comprised of four performance goals that were structured to encourage the collective performance of executive management as a team.  A full bonus payout under this category was achieved if at least three of the four performance goals were attained.  If only two of the four performance goals were attained, a full bonus payout under this category was achieved, but the Committee could reduce any executive officer’s bonus if the Company failed to complete a business plan for an “outside the core” initiative.  The third EOBP11 component, the Super Bonus Category, was comprised of a super bonus designed to reward superior financial performance above the target for adjusted operating income. The various components of each of the three categories, as well as the target bonus percentage amounts for each NEO, are described below.

Bonus Category Allocation per NEO (expressed as a percentage of base salary)

Glenn S. Lyon

For Mr. Lyon, the Company Performance Category was set to equal up to a maximum of 75% of Mr. Lyon’s base salary, the Executive Team Performance Category was set to equal up to a maximum of 20% of base salary, and the Super Bonus Category was set to equal up to a maximum of 150% of base salary, equating to a total maximum bonus potential under the EOBP11 of 245% of Mr. Lyon’s base salary. Mr. Lyon was not allocated an Individual Performance Category because of his overall responsibility for the financial performance of the Company.

Steven J. Schneider

For Mr. Schneider, the Company Performance Category was set to equal up to a maximum of 70% of Mr. Schneider’s base salary, the Executive Team Performance Category was set to equal up to a maximum of 15% of base salary, and the Super Bonus Category was set to equal up to a maximum of 125% of base salary, equating to a total maximum bonus potential under the EOBP11 of 210% of Mr. Schneider’s base salary.  Mr. Schneider was not allocated an Individual Performance Category because of his overall responsibility for the financial performance of the Company.

Samuel M. Sato

For Mr. Sato in his role as President and Chief Merchandising Officer, the Company Performance Category was set to equal up to a maximum of 70% of Mr. Sato’s base salary, the Executive Team Performance Category was set to equal up to a maximum of 15% of base salary, and the Super Bonus Category was set to equal up to a maximum of 125% of base salary, equating to a total maximum bonus potential under the EOBP11 of 210% of Mr. Sato’s base salary.  In this role as President and Chief Merchandising Officer, Mr. Sato was not allocated an Individual Performance Category because of his overall responsibility for the financial performance of the Company.  In his role as Executive Vice President, Chief Merchandising Officer, Mr. Sato’s Company Performance Category was set to equal up to a maximum of 55% of Mr. Sato’s base salary, the Executive Team Performance Category was set to equal up to a maximum of 10% of base salary, and the Super Bonus Category was set to equal up to a maximum of 100% of base salary, equating to a total maximum bonus potential under the EOBP11 of 165% of Mr. Sato’s base salary.  Any bonus earned by Mr. Sato under the EOBP11 was allocated based on the time Mr. Sato served in the capacity of President and Chief Merchandising Officer versus Executive Vice President, Chief Merchandising Officer.

Gary D. Cohen

For Mr. Cohen, the Company Performance Category (including Individual Performance Category) was set to equal up to a maximum of 55% of Mr. Cohen’s base salary, the Executive Team Performance Category was set to equal up to a maximum of 10% of base salary, and the Super Bonus Category was set to equal up to a maximum of 100% of base salary, equating to a total maximum bonus potential under the EOBP11 of 165% of Mr. Cohen’s base salary.

Edward W. Wilhelm

For Mr. Wilhelm, the Company Performance Category (including Individual Performance Category) was set to equal up to a maximum of 55% of base salary, the Executive Team Performance Category was set to equal up to a maximum of 10% of base salary, and the Super Bonus Category was set to equal up to a maximum of 100% of base salary, equating to a total maximum bonus potential under the EOBP11 of 165% of Mr. Wilhelm’s base salary.

Components of the Company Performance Category

The Company Performance Category of the EOBP11 consisted of the following components:

•	Adjusted Company Operating Income;
•	Company E-Commerce Sales;
•	Company Comparable Store Sales;
•	Company Profit Margin Performance;
•	Company Aged Inventory Performance;
•	Company Inventory Turnover Performance;
•	Company Occupancy Cost Control Performance; and
•	Company Selling, General and Administrative Expense Reduction.

For some executive officers, an additional Individual Performance Category was added.

Measurement of Components

Each executive officer’s maximum percentage of base salary that could be earned based on achieving Company Performance Category components and, if applicable, Individual Performance Category components, was allocated by the Committee among those components based on numerous factors, including the influence the executive officer has on achieving the goal.  Each of the eight Company performance components was measured within a percentage range with levels of achievement.  For each component, the percentage of base salary allocated to that component was multiplied by the percentage level of achievement for that component, and the resulting percentages were added together to determine the total percentage of base salary earned for all Company Performance Category components and, if applicable, the Individual Performance Category component.

Adjusted Company Operating Income Component. In Fiscal 2011, the Adjusted Company Operating Income goal was based on an operating income performance measure.

The range for Fiscal 2011 as a percentage of sales was less than 7.6% for 0% achievement and 7.9% and above for 100% achievement.

Company E-Commerce Sales Component. In Fiscal 2011, the Company E-Commerce Sales goal was based on an increase over the prior year. The range for Fiscal 2011 was less than an 11.8% increase from the prior year for 0% achievement and a 15.4% increase or above for 100% achievement.

Company Comparable Store Sales Component. In Fiscal 2011, the Company Comparable Store Sales goal was an increase, or gain, in Company comparable store sales over Fiscal 2010.  The range for Fiscal 2011 was less than 0.2% for 0% achievement and 2% and above for 100% achievement.

Company Profit Margin Performance Component.  For Fiscal 2010, the Company achieved an all-time best pre-shrink product margin up to that point.  As such, for Fiscal 2011, the Company Profit Margin Performance goal was to achieve a pre-shrink product margin slightly below Fiscal 2010.  The range for Fiscal 2011 was 0% achievement for a decrease of 25 basis points or more and 100% achievement for a decrease of 7 basis points or less.

Company Aged Inventory Performance Component.  The Fiscal 2011 Company Aged Inventory Performance goal was to achieve minimal aged inventory greater than 365 days.  The range for Fiscal 2011 was greater than 1.45% for 0% achievement and 1.0% and below for 100% achievement.

Company Inventory Turnover Performance Component. For Fiscal 2011, the Company Inventory Turnover Performance goal was determined by achieving inventory turnover improvement from Fiscal 2010.  The range for Fiscal 2011 was less than 0% improvement for 0% achievement and 3.6% improvement and above for 100% achievement.

Company Occupancy Cost Control Performance Component. In Fiscal 2011, the Company Occupancy Cost Control Performance goal was based on controlling occupancy costs as a percentage of sales.  The range for Fiscal 2011 was a reduction of 8 basis points or less for 0% achievement and a reduction of 26 basis points or greater for 100% achievement.

Company Selling, General and Administrative (SG&A) Expense Reduction Performance Component. The Fiscal 2011 Finish Line SG&A Expense Reduction Performance goal was to achieve expense reduction as a percentage of sales.  The range for Fiscal 2011 was greater than 24.7% for 0% achievement and 24.4% and below for 100% achievement.

Individual Performance Category

Individual executive performance goals were included as a ninth, and final, component of the Company Performance Category for certain individual executive officers.  This component varied by executive officer.  Each NEO’s individual performance goals were first proposed and recommended by the executive officer, then reviewed, adjusted (if necessary) and approved by the Committee.  Given the Chief Executive Officer’s, the President and Chief Operating Officer’s, and the President and Chief Merchandising Officer’s overall responsibility for the financial performance of the Company, an Individual Performance Category was not included in their compensation structure.

Mr. Samuel Sato’s Individual Performance Category goals for Fiscal 2011 were prorated based upon his time as Executive Vice President, Chief Merchandising Officer.  Given Mr. Sato’s overall responsibility for the financial performance of the Company in his role as President and Chief Merchandising Officer, an individual performance category was not included in his compensation structure with respect to that role.  In his role as Executive Vice President, Chief Merchandising Officer, Mr. Sato’s Individual Performance Category goals for Fiscal 2011 were comprised of: enhancing and improving E-Commerce experience and results, creating marketing strategies, and working to improve leadership skill sets.  Mr. Sato’s individual performance goals comprised 15% of his Company Performance Category, and he achieved 97.5% of his individual performance goals to the satisfaction of the Committee.

Mr. Gary Cohen’s Individual Performance Category goals for Fiscal 2011 were comprised of: identifying acquisition and expansion opportunities, engaging and working with the Company’s Board, reorganizing the Company’s legal department, and leadership training and coaching initiatives.  Mr. Cohen’s individual performance goals comprised 15% of his Company Performance Category, and he achieved all of his individual performance goals to the satisfaction of the Committee.

Mr. Edward Wilhelm’s Individual Performance Category goals for Fiscal 2011 were comprised of: freight expense reduction initiatives, increasing return on investment, making necessary reductions in shrink and store fulfillment time, and enterprise risk management initiatives.  Mr. Wilhelm’s individual performance goals comprised 15% of his Company Performance Category, and he achieved all of his individual performance goals to the satisfaction of the Committee.

Allocation of Company Performance Components

The weighting of the components that comprised the Company Performance Category varied for each NEO based on a number of factors, including the influence the individual NEO had on the category and the focus the Committee desired the NEO to have on the category.  For Fiscal 2011, the percentage allocation of the components that comprised the Company Performance Category for each NEO were allocated as follows:

Glenn S. Lyon, Chief Executive Officer
• Adjusted Company Operating Income	50% - achieved above target metric
● Company E-Commerce Sales	5% - achieved above target metric
● Company Comparable Store Sales	10% - achieved above target metric
● Company Profit Margin Performance	10% - achieved above target metric
● Company Aged Inventory Performance	5% - achieved above target metric
● Company Inventory Turnover Performance	5% - achieved above target metric
● Company Occupancy Cost Control Performance	5% - achieved above target metric
● Company SG&A Expense Reduction	10% - achieved above target metric
Total of Components = 100% of Category

Mr. Lyon achieved all of the above components of the EOBP11.  Each component was achieved at a metric that exceeded the target metric, equating to 100% achievement of the entire category.  This category was set to equal up to a maximum of 75% of Mr. Lyon’s base salary, which was $775,000.  Therefore, the total bonus amount Mr. Lyon earned under the Company Performance Category of the EOBP11 was $581,250.

Steven J. Schneider, President and Chief Operating Officer
● Adjusted Company Operating Income	45% - achieved above target metric
● Company E-Commerce Sales	5% - achieved above target metric
● Company Comparable Store Sales	10% - achieved above target metric
● Company Profit Margin Performance	10% - achieved above target metric
● Company Aged Inventory Performance	5% - achieved above target metric
● Company Inventory Turnover Performance	5% - achieved above target metric
● Company Occupancy Cost Control Performance	10% - achieved above target metric
● Company SG&A Expense Reduction	10% - achieved above target metric
Total of Components = 100% of Category

Mr. Schneider achieved all of the above components of the EOBP11.  Each component was achieved at a metric that exceeded the target metric, equating to 100% achievement of the entire category.  This category was set to equal up to a maximum of 70% of Mr. Schneider’s base salary, which was $562,000.  Therefore, the total bonus amount Mr. Schneider earned under the Company Performance Category of the EOBP11 was $393,400.

Samuel M. Sato, President and Chief Merchandising Officer
● Adjusted Company Operating Income	45% - achieved above target metric
● Company E-Commerce Sales	10% - achieved above target metric
● Company Comparable Store Sales	10% - achieved above target metric
● Company Profit Margin Performance	15% - achieved above target metric
● Company Aged Inventory Performance	5% - achieved above target metric
● Company Inventory Turnover Performance	5% - achieved above target metric
● Company Occupancy Cost Control Performance	5% - achieved above target metric
● Company SG&A Expense Reduction	5% - achieved above target metric
Total of Components = 100% of Category

In his role as President and Chief Merchandising Officer, Mr. Sato achieved all of the above components of the EOBP11.  Each component was achieved at a metric that exceeded the target metric, equating to 100% achievement of the entire category.  This category was set to equal up to a maximum of 70% of Mr. Sato’s base salary during the time he served as President, Chief Merchandising Officer, which base salary during such time was $533,000.  Therefore, the total bonus amount Mr. Sato earned under the Company Performance Category of the EOBP11 during the time he served as President and Chief Merchandising Officer was a prorated amount of $155,458.

Samuel M. Sato, Executive Vice President, Chief Merchandising Officer
● Adjusted Company Operating Income	35% - achieved above target metric
● Company E-Commerce Sales	5% - achieved above target metric
● Company Comparable Store Sales	10% - achieved above target metric
● Company Profit Margin Performance	15% - achieved above target metric
● Company Aged Inventory Performance	5% - achieved above target metric
● Company Inventory Turnover Performance	5% - achieved above target metric
● Company Occupancy Cost Control Performance	5% - achieved above target metric
● Company SG&A Expense Reduction	5% - achieved above target metric
● Individual Executive Performance	15% - achieved below target metric
Total of Components = 100% of Category

In his role as Executive Vice President, Chief Merchandising Officer, Mr. Sato’s individual executive performance component was achieved at 97.5%, and all other above components of the EOBP11 were achieved at a metric that exceeded the target metric, equating to 99.625% achievement of the entire category.  This category was set to equal up to a maximum of 55% of Mr. Sato’s base salary during the time he served as Executive Vice President, Chief Merchandising Officer, which base salary during such time was $385,000.  Therefore, the total bonus amount Mr. Sato earned under the Company Performance Category of the EOBP11 during the time he served as Executive Vice President, Chief Merchandising Officer was a prorated amount of $123,058.

Gary D. Cohen, Chief Administrative Officer and Secretary
● Adjusted Company Operating Income	35% - achieved above target metric
● Company E-Commerce Sales	5% - achieved above target metric
● Company Comparable Store Sales	10% - achieved above target metric
● Company Profit Margin Performance	10% - achieved above target metric
● Company Aged Inventory Performance	5% - achieved above target metric
● Company Inventory Turnover Performance	5% - achieved above target metric
● Company Occupancy Cost Control Performance	5% - achieved above target metric
● Company SG&A Expense Reduction	10% - achieved above target metric
● Individual Executive Performance	15% - achieved at target metric
Total of Components = 100% of Category

Mr. Gary Cohen achieved all of the above components of the EOBP11.  Mr. Cohen’s individual executive performance component was achieved at target, and all other components were achieved at a metric that exceeded the target metric, equating to 100% achievement of the entire category.  This category was set to equal up to a maximum of 55% of Mr. Cohen’s base salary, which was $480,000.  Therefore, the total bonus amount Mr. Cohen earned under the Company Performance Category of the EOBP11 was $264,000.

Edward W. Wilhelm, Executive Vice President, Chief Financial Officer
● Adjusted Company Operating Income	35% - achieved above target metric
● Company E-Commerce Sales	5% - achieved above target metric
● Company Comparable Store Sales	10% - achieved above target metric
● Company Profit Margin Performance	10% - achieved above target metric
● Company Aged Inventory Performance	5% - achieved above target metric
● Company Inventory Turnover Performance	5% - achieved above target metric
● Company Occupancy Cost Control Performance	5% - achieved above target metric
● Company SG&A Expense Reduction	10% - achieved above target metric
● Individual Executive Performance	15% - achieved at target metric
Total of Components = 100% of Category

Mr. Edward Wilhelm achieved all of the above components of the EOBP11. Mr. Wilhelm’s individual executive performance component was achieved at target, and all other components were achieved at a metric that exceeded the target metric, equating to 100% achievement of the entire category.  This category was set to equal up to a maximum of 55% of Mr. Wilhelm’s base salary, which was $407,000.  Therefore, the total bonus amount Mr. Wilhelm earned under the Company Performance Category of the EOBP11 was $223,850.

Executive Team Performance Category

To encourage collaboration and promote a collective effort among the Company’s executive officers, the Committee continued to include an Executive Team Performance Category in the EOBP11. This category consisted of the following four measurable performance components:

(1)	Increase average stock price during Fiscal 2011;
(2)	Improve Latino Comparable Store Sales in Fiscal 2011 as compared to Fiscal 2010;
(3)	Increase average dollar per transaction and conversion within stores in Fiscal 2011 compared to Fiscal 2010; and
(4)	Increase E-Commerce traffic or increase E-Commerce sales in Fiscal 2011 compared to Fiscal 2010.

Each of the NEOs was eligible for a performance bonus under this Executive Team Performance Category, quantified as a percentage of each executive officer’s base salary, if the Company achieved at least three of the four listed criteria.  If the Company achieved only two of the four listed criteria, the executive officer was eligible for the full performance bonus, but the Committee could reduce the bonus award if the Company did not complete a business plan for an “outside the core” initiative in a manner satisfactory to the Committee.  For Mr. Lyon, the Executive Team Performance Category was set at 20% of base salary.  For Mr. Schneider and for Mr. Sato in his role as President and Chief Merchandising Officer, it was set at 15% of base salary.  For Mr. Sato in his role as Executive Vice President, Chief Merchandising Officer, and for Mr. Wilhelm and Mr. Cohen, it was set at 10% of each such executive officer’s respective base salary. Allocation of this category among the NEOs was structured around each executive officer’s level of accountability, expected influence on Company operations for Fiscal 2011, and individual responsibilities.  Following is a description of each of the Executive Team Performance Category components:

•
The first component of stock price increase was measured by averaging the Company’s stock price for Fiscal 2011 against the closing price of the stock on the last trading day of Fiscal 2010 and the S&P 600 index on the last day of Fiscal 2010.  The Company’s average stock price exceeded the price increase requirement for this component.

•
The second component was measured by improvement in Latino comparable store sales in Fiscal 2011 as compared to Fiscal 2010.  The improvement in Latino comparable store sales exceeded the improvement requirement for this component.

•
The third component of increasing Finish Line average dollar per transaction and conversion within stores was measured by comparing Fiscal 2011 to Fiscal 2010.  The increase in average dollar per transaction and conversion within stores exceeded the requirement for this component.

•	The fourth component of increasing E-Commerce traffic or sales was measured by comparing Fiscal 2011 to Fiscal 2010. The increase in E-Commerce sales exceeded the requirement for this component.

With a total of four of the four components of the Executive Team Performance Category achieved to the satisfaction of the Committee, the Committee concluded that each executive officer who was a participant in this Executive Team Performance Category of the EOBP11, including each of the NEOs, was eligible for a 100% performance bonus amount under this category.  Amounts earned by each NEO under this category are as follows:

Glenn S. Lyon

The Executive Team Performance Category of the EOBP11 was calculated to equal up to a maximum of 20% of Mr. Lyon’s base salary. This category was achieved at 100%, qualifying Mr. Lyon for the maximum bonus amount under this category equal to $155,000.

Steven J. Schneider

The Executive Team Performance Category of the EOBP11 was calculated to equal up to a maximum of 15% of Mr. Schneider’s base salary. This category was achieved at 100%, qualifying Mr. Schneider for the maximum bonus under this category amount equal to $84,300.

Samuel M. Sato

The Executive Team Performance Category of the EOBP11 was calculated to equal up to a maximum of 15% of Mr. Sato’s base salary in his role as President and Chief Merchandising Officer and 10% of Mr. Sato’s base salary in his role as Executive Vice President, Chief Merchandising Officer.  This category was achieved at 100%, qualifying Mr. Sato for the maximum bonus amount under this category equal to $55,771 (as prorated based on his time in each role).

Gary D. Cohen

The Executive Team Performance Category of the EOBP11 was calculated to equal up to a maximum of 10% of Mr. Cohen’s base salary. This category was achieved at 100%, qualifying Mr. Cohen for the maximum bonus amount under this category equal to $48,000.

Edward W. Wilhem

The Executive Team Performance Category of the EOBP11 was calculated to equal up to a maximum of 10% of Mr. Wilhelm’s base salary. This category was achieved at 100%, qualifying Mr. Wilhelm for the maximum bonus amount under this category equal to $40,700.

Super Bonus Category

For Fiscal 2011, the Committee again utilized a Super Bonus Category as a component of executive officer compensation.  The primary objective of this category was to motivate the Company’s executives to exceed expectations and provide a sufficient reward if exceptional financial performance was attained.  The Super Bonus Category was based on one qualified financial performance component: achievement of above-target performance with respect to the Company’s adjusted operating income goal.  The achievement range for the Super Bonus Category was structured as a percentage range from 0% to 100%, whereby each 10% increment within such range was assigned a specific operating income dollar level.  The actual dollar amount of the Super Bonus Category payout for each NEO was then determined by multiplying a fixed maximum percentage of the NEO’s base salary (set forth in the table below) by the percentage payout level achieved and then multiplying that resulting percentage by the executive’s base salary.

For Fiscal 2011, the Company’s adjusted operating income was above the 60% payout level but below the 70% payout level, resulting in a bonus amount for each NEO under the Super Bonus Category equal to 60% of the maximum potential Super Bonus Category allocation, as reflected in the following table:

NEO	Super Bonus Allocation (expressed as a percentage of base salary)	Super Bonus payout amount at 60% achievement level
Glenn Lyon	Up to 150% of base salary	$697,500
Steven Schneider	Up to 125% of base salary	$421,500
Samuel Sato	Up to 125% of base salary (for President role) and up to 100% of base salary (for EVP role)	$301,313*
Gary Cohen	Up to 100% of base salary	$288,000
Edward Wilhelm	Up to 100% of base salary	$244,200
*Prorated based on time spent in each role.

Long-Term Executive Officer Bonus Program

The Committee continued its long-term incentive bonus plan for Fiscal 2011, which is based on a three-year financial performance cycle of adjusted operating income that includes Fiscal 2011, Fiscal 2012, and Fiscal 2013 (“LTIB11”). The purpose of the LTIB11 is to focus executive management on long-term Company performance.

Under the LTIB11, each of the NEOs is eligible to earn up to the target amount specified below if the Company achieves an adjusted operating income of at least $307,817,000, cumulatively, over the three-year performance cycle.

For Mr. Lyon, the LTIB11 target amount was set at $225,000, for Mr. Schneider at $150,000, and for Mr. Sato, Mr. Cohen and Mr. Wilhelm at $75,000.  To the extent that adjusted operating income for the three-year performance cycle is less than the stated goal but is within 90% of such goal, then the bonus award amount will be one-half of the target amount.  Potential award amounts under the LTIB11 for each NEO are also reflected in the Fiscal Year 2011 Grants of Plan-Based Awards Table on page 31.

As disclosed in prior years’ proxy statements, the Committee established long-term incentive bonus plans for Fiscal 2009, Fiscal 2010, and Fiscal 2011 (“LTIB09”) and Fiscal 2010, Fiscal 2011, and Fiscal 2012 (“LTIB10”), each based on a three-year performance cycle with a specified cash bonus amount payable to each plan participant upon the Company’s achievement of certain financial performance goals over the applicable three-year cycle (similar to the LTIB11). With respect to the LTIB09, the full incentive bonus was paid to the NEOs because the requisite Company financial performance goals to trigger a payout under the LTIB09 were achieved.  No incentive bonus amounts were paid under the LTIB10 during Fiscal 2011 because the three-year period to which that plan relates has not yet expired.  Potential awards under both the LTIB09 and LTIB10 were described in the proxy statements filed with the SEC for the Company’s annual shareholders’ meetings held in 2009 and 2010, respectively.

Certification and Payout of EOBP11 and LTIB09 Bonuses

All EOBP11 and LTIB09 compensation is paid after the end of the fiscal year once the Committee has evaluated the Company’s performance relative to the performance goals established at the beginning of the fiscal year and certified all bonus program payouts.  At the request of Company management, the Company’s internal audit department reviewed and verified the EOBP11 and the calculated payouts, and concluded that all bonus calculations were accurate and in accordance with the EOBP11.  All EOBP11 and LTIB09 award amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 29.  To remain eligible for the bonus awards under the EOBP11 and the LTIB09, generally and subject to the terms of the employment agreements described below, the executive officer must remain employed during the term of the award in an eligible position with the Company.

Restricted Stock and Stock Option Compensation

The Committee believes that an appropriately balanced executive compensation structure must include a sufficient opportunity based on the value of Company equity.  In this context, Company equity provides an appropriately balanced at-risk component, giving the executive officer a direct financial stake in the Company, and motivating executive officer efforts toward increasing overall Company value to the benefit of the executive officer as well as all other shareholders of the Company.  Before establishing the equity component of Fiscal 2011 executive compensation, the Committee considered competitive data provided by Hay Group and recommendations from Company management. The Committee also considered the executive officer’s prior performance, the importance of retaining the executive officer’s services, and the potential for the executive officer’s performance in helping the Company achieve long-term performance objectives. Company equity awards that are part of annual executive compensation are determined at the beginning of the fiscal year, although equity awards may be granted at other times during the year in the event of a new hire or other special circumstances.

For Fiscal 2011, the Committee continued to implement some of the recommendations provided by Hay Group and utilized a formula by which it could more effectively provide a balanced equity component for the Company’s executive officers.  An executive officer’s Fiscal 2011 equity allocation was based primarily on the following two factors:

•	The total equity component of an eligible executive officer’s Fiscal 2011 annual compensation would be equal to a multiple of base salary which varied by position.

•
For each of the executive officers, the equity component was divided as follows: 25% constituted the dollar value of performance-based restricted stock for Fiscal 2011, 25% constituted the dollar value of time-based restricted stock for Fiscal 2011, and 50% constituted the dollar value of non-qualified stock option grants for Fiscal 2011.

The Committee awarded the restricted stock and stock options pursuant to the terms of the 2009 Incentive Plan. The Committee proceeded to grant the performance-based restricted stock, time-based restricted stock, and non-qualified stock options for Fiscal 2011 on the date it determined the equity allocation portion for each NEO, which was March 11, 2010. The Committee set the value of the proposed stock grants based on the factors above.  All equity awards granted to the NEOs during Fiscal 2011 are reflected in the Summary Compensation Table on page 29 and the Fiscal Year 2011 Grants of Plan Based Awards Table on page 31.

The stock options, which were granted under the 2009 Incentive Plan, were non-qualified options to purchase shares of the Company’s Class A common stock.  Class A common stock entitles the holders thereof to one vote for each share.  The restricted stock, which was also granted under the 2009 Incentive Plan, was restricted shares of the Company’s Class B common stock.  Class B common stock entitles the holders thereof to 10 votes for each share.

Under the time-based restricted stock grants, the executive will receive the underlying stock on the applicable vesting date as long as the executive is employed by the Company at all times from the grant date until the vesting date.  In addition to continued employment, performance-based restricted stock requires the executive to meet certain pre-established performance goals to fully vest and receive the underlying stock.  These performance goals are based on achieving a certain compound annual growth rate with respect to net income over the performance period.

The vesting schedule for options granted remains a tiered vesting schedule that spans four years with 10% of the total grant vesting after year one, 20% after year two, 30% after year three, and the remaining 40% vesting after year four. The vesting dates for options granted remains the anniversary date of the initial grant.  Executive officers have no right to vote or to receive dividends on shares of stock underlying options until after the exercise of such options.

The restricted stock will vest pursuant to a three-year cliff-vesting schedule, whereby 100% of the restrictions on all such restricted stock grants will lapse and the shares granted will vest on March 11, 2013 (subject to meeting performance goals with respect to performance-based restricted stock). Dividends, if any, are paid on all shares of restricted stock at the same rate as those received by all other shareholders of the Company (however, with respect to performance-based restricted stock, dividends are paid in shares and received only to the extent the performance goals are met). Executive officers have the right to vote shares of vested and unvested restricted stock, but do not have the right to vote or to receive dividends on shares of stock underlying options until after the exercise of such options.  Company restricted stock and option awards granted as part of Fiscal 2011 annual compensation to

NEOs, including vesting schedules, are also reflected in the Fiscal Year 2011 Grants of Plan-Based Awards Table on page 31.

Stock Ownership Guidelines

The Board believes that the Company’s directors and executive officers should own and hold Company common stock to further align their interests with the interests of shareholders of the Company and to further promote the Company’s commitment to sound corporate governance.  Therefore, effective March 1, 2011, the Board adopted minimum stock ownership guidelines (the “Guidelines”) applicable to all executive officers holding the position of Executive Vice President and above (“Covered Executives”) and all non-employee directors.  In the event a director also serves as a Covered Executive, the director is subject to the specific Covered Executive stock ownership guidelines instead of the guidelines which apply specifically to directors.

For purposes of meeting the Guidelines, Company shares owned directly, shares owned indirectly by a spouse, minor child, domestic partner, or a trust, shares obtained through Company retirement plans, and time-vested restricted stock are included as qualifying shares which count toward the satisfaction of the Guidelines.  The Committee is responsible for monitoring and enforcing the Guidelines and has the authority to modify the Guidelines in its discretion.  The Committee, in its discretion, may waive the Guidelines as applied to directors if compliance would create severe hardship, require a director to retain stock after vesting which the director would otherwise sell to pay resulting income tax obligations, require a director to purchase stock on the open market, or prevent a director from complying with a court order or settlement agreement.  As applied to Covered Executives, the Committee may waive the Guidelines if compliance would create severe hardship or prevent a Covered Executive from complying with a court order or settlement agreement.  Following are descriptions of specific provisions of the Guidelines that apply separately to directors and Covered Executives.

Director Guidelines

The Guidelines require each non-employee director to own an amount of Company common stock equal to a multiple of the director’s annual cash retainer.  Currently, the multiple is set at three times (3x) the annual cash retainer.  Total stock ownership by each director is calculated as of the first day of each of the Company’s fiscal years based on the annual cash retainer then applicable to the director, and the average per share closing price of the Company’s Class A common stock over the prior fiscal year.  The Company’s goal is for each newly-elected director to achieve the minimum ownership level within three years of first becoming a director or, for those individuals who are already serving on the Board as of the effective date of the Guidelines, by March 1, 2014.  In the event a director’s cash retainer increases, the director will have three years from the time of the increase to meet the stock ownership guidelines with respect to the increase.

Executive Officer Guidelines

The Guidelines also require each Covered Executive to own an amount of Company common stock equal to a multiple of the Covered Executive’s base salary or annual cash retainer, as applicable.  The currently applicable multiples are as follows: (i) for the Chief Executive Officer, three times (3x) base salary; (ii) for the Presidents, two times (2x) base salary; and (iii) for the Chief Administrative Officer and each Executive Vice President, including the Chief Financial Officer, one times (1x) base salary.  Total stock ownership by each Covered Executive is calculated as of the first day of each of the Company’s fiscal years based on the base salary or annual cash retainer then applicable to the individual, and the average per share closing price of the Company’s Class A common stock over the prior fiscal year.  The Company’s goal is for each newly-appointed Covered Executive to achieve the minimum ownership level within five years of first becoming a Covered Executive or, for those individuals who are already Covered Executives as of the effective date of the Guidelines, by March 1, 2016.  In the event a Covered Executive’s base salary or cash retainer increases, the individual will have five years from the time of the increase to meet the stock ownership guidelines with respect to the increase.

Perquisites

It remains the practice of the Company not to provide perquisites to its NEOs other than to the Chief Executive Officer. For Fiscal 2011, the Company paid Mr. Lyon’s annual country club membership dues and also provided Mr. Lyon with a vehicle allowance. The amounts paid to Mr. Lyon for these perquisites are reflected in the column entitled “All Other Compensation” of the Summary Compensation Table on page 29.  The Committee continues to consider these payments as reasonable and consistent with its annual compensation structure objectives.

Employment Agreements

The Company remains a party to employment agreements with Mr. Lyon, Mr. Schneider, Mr. Sato, Mr. Cohen and Mr. Wilhelm. The terms of these employment agreements remain generally consistent for each NEO, and obligate the Company to make certain payments to the executives in certain termination events (where payment formulas vary by executive officer position) and in the event of a change in control.  The Company maintains these agreements as a means of remaining competitive, focusing each such executive officer on shareholder interests when considering strategic alternatives, restricting executive officers from competing in certain situations, and providing income protection in the event of involuntary loss of employment. Information regarding applicable payments to each NEO under such agreements is provided in the section entitled “Potential Payments in the Event of a Termination or a Change in Control” beginning on page 37.

Qualified Deferred Compensation

The Company maintains The Finish Line, Inc. Profit Sharing and 401(k) Plan (“401(k) Plan”), which is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). All full-time employees of the Company are eligible to participate in the 401(k) Plan upon meeting certain qualifications, including each of the NEOs.

The 401(k) Plan provides that participants may elect to contribute a portion of their compensation to the plan up to a maximum annual amount of $16,500 per participant, with matching Company contributions equal to 50% of a participant’s contribution up to 6% of such deferred compensation, which would yield a maximum 3% annual Company match.  Notwithstanding the foregoing, certain highly-compensated employees of the Company (“HCEs”), defined as Company employees with earnings of and over $110,000 per year, are only permitted to contribute up to 5% of their compensation to the plan, with matching Company contributions equal to 50% of an HCE’s contribution. HCEs who contribute the maximum 5% of their compensation to the 401(k) Plan are also eligible to defer additional compensation under the Company’s Non-Qualified Deferred Compensation Plan, described below.  Matching contributions made by the Company on behalf of the NEOs are reflected in the Summary Compensation Table on page 29.

Participants are permitted to make withdrawals from the 401(k) Plan upon reaching the age of 59½ or upon experiencing certain hardships.  Participants are allowed to choose from a variety of investment vehicles in which to invest their 401(k) Plan contributions and, in the absence of a choice by a participant, 401(k) Plan contributions are invested in target date retirement funds.

Non-Qualified Deferred Compensation

The Company also maintains The Finish Line, Inc. Non-Qualified Deferred Compensation Plan (“NQDC Plan”). The purpose of the NQDC Plan is to offer certain officers and key employees of the Company the opportunity to defer salary and bonus payments and to restore certain benefits that cannot be provided to them under the 401(k) Plan due to limitations imposed by the Code regarding matching employer contributions to a qualified retirement plan. The Committee administers the NQDC Plan and determines which individuals are eligible to participate in it. Each NEO of the Company is a participant in the NQDC Plan.

Under the NQDC Plan, a participant who is an HCE and has elected to contribute the maximum 5% of his or her compensation to the 401(k) Plan for the applicable plan year may also elect to defer a percentage of his or her compensation (up to a maximum of 80%) to the NQDC Plan on a pre-tax basis.  With respect to the first $245,000 in compensation, if the HCE defers at least an additional 1% of such portion of compensation, the Company will make a matching contribution to the NQDC Plan on behalf of such HCE equal to 0.5% of his or her first $245,000 of deferred compensation, in order to restore the match opportunity lost under the 401(k) Plan by reason of the Code’s elective deferral limits. With respect to an HCE’s deferred earnings above $245,000, the Company made matching contributions to the NQDC Plan through December 31, 2010 at a rate of 50% of such HCE’s contribution amount up to 6% of such deferred compensation, which would yield a maximum 3% Company match.  Effective January 1, 2011, additional Company matching contributions on deferred earnings above $245,000 are no longer made.  Matching contributions made by the Company under the NQDC Plan on behalf of the NEOs are reflected in the Summary Compensation Table on page 29.

2002 Stock Incentive Plan

On April 25, 2002, the Board approved the 2002 Stock Incentive Plan of The Finish Line, Inc. (the “2002 Plan”), which became effective upon approval by the Company’s shareholders on July 18, 2002. The 2002 Plan was amended and restated on July 21, 2005, and further amended on December 20, 2006, July 17, 2008, and July 23, 2009. The traditional purpose of the 2002 Plan has been to enable the Company to attract, retain, and motivate its directors, officers, and employees and to further align their interests with those of the Company’s shareholders by providing for or increasing the proprietary interest of the directors, officers, and employees.  The Committee administers the 2002 Plan.

As a result of the adoption of the Company’s 2009 Incentive Plan on July 23, 2009 (described below), the 2002 Plan is no longer available for use to grant new awards other than (i) awards granted solely from shares returned to the 2002 Plan by forfeiture after July 23, 2009, and (ii) the exchange of Class A Common Shares for Class B Common Shares should any such exchange be authorized by the Board.  Notwithstanding this freeze of new awards under the 2002 Plan, as of February 26, 2011, there were stock options for 2,780,232 Class A Common Shares outstanding under the 2002 Plan, as well as 369,000 shares of unvested incentive stock outstanding under the 2002 Plan, pursuant to previous awards. In any event, no awards are permitted to be granted under the 2002 Plan after July 18, 2012.

2009 Incentive Plan

On April 23, 2009, the Board approved The Finish Line, Inc. 2009 Incentive Plan, which became effective upon approval by the Company’s shareholders on July 23, 2009.  The purposes of the 2009 Incentive Plan are to foster and promote the long-term financial success of the Company and to materially increase shareholder value by motivating performance through incentive compensation.  The 2009 Incentive Plan is also intended to encourage participant ownership in the Company, attract and retain talent, and enable participants to participate in the long-term growth and financial success of the Company.  The Committee administers the 2009 Incentive Plan, but any action that may be taken by the Committee may also be taken by the full Board.  Awards available under the 2009 Incentive Plan include non-qualified stock options, incentive stock options, restricted stock, performance awards, stock appreciation rights, deferred stock, and bonus awards.

Pursuant to the 2009 Incentive Plan, a total of 6,500,000 shares of Class A and Class B common stock, in the aggregate, have been reserved for issuance for awards.  Of the 6,500,000 shares reserved, the maximum number of shares which may be used for awards other than stock options or stock appreciation rights is 2,500,000 shares.  The maximum number of shares available for issuance under the 2009 Incentive Plan, as well as the exercise or settlement prices of awards, will be adjusted to reflect certain events, such as a stock dividend, stock split, combination of shares, recapitalization, or reorganization.  Upon the approval of the 2009 Incentive Plan by the Company’s shareholders on July 23, 2009, the 2002 Plan immediately ceased to be available for the grant of new awards, other than (i) awards granted solely from shares returned to the 2002 Plan by forfeiture after July 23, 2009, and (ii) the exchange of Class A Common Shares subject to unvested incentive stock awards for Class B Common Shares.  The 2009 Incentive Plan will remain in effect until expiration or earlier termination by the Company or when all shares available for award under the 2009 Incentive Plan have been granted.  No incentive stock options may be granted after July 23, 2019.  Eligibility to participate in the 2009 Incentive Plan is limited to (i) current and prospective employees of the Company, (ii) consultants or advisors to the Company or any affiliate, and (iii) current or prospective non-employee members of the Board of the Company or any affiliate.

During Fiscal 2011, 18,707 shares of Class A common stock, 202,101 shares of Class B common stock, and options to purchase 433,234 shares of Class A common stock were granted under the 2009 Incentive Plan.  As of February 26, 2011, 5,653,953 shares of Class A and Class B common stock remain available for issuance pursuant to future awards under the 2009 Incentive Plan.

Tax, Accounting and Risk Assessment

To the extent readily determinable, the Committee takes into consideration the accounting and tax treatment of the various aspects of the Company’s executive compensation structure. The Company’s executive compensation plans are designed so that if the Committee so chooses, certain elements of compensation could be deductible under Section 162(m) of the Code. Since some types of compensation payments and their deductibility depend upon factors outside of the Committee’s or the Company’s control and because interpretations and changes in the tax laws and other factors beyond the Committee’s control may affect the deductibility of compensation, among other reasons, the Committee will not necessarily limit executive compensation to that which is deductible under applicable provisions of the Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and only to the extent consistent with its compensation objectives.

Beyond what the Sarbanes-Oxley Act of 2002, as amended (“SOX”), requires, or except as to the Company’s Chief Executive Officer and Chief Financial Officer under applicable SOX requirements or otherwise, the Company does not currently have a policy requiring a specific course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the Committee would evaluate whether adjustments, including implementation of recoupment procedures, are appropriate based upon the facts and circumstances surrounding the restatement and existing laws.

Section 409A of the Code governs the timing of deferrals and form of payment under the Company’s non-qualified deferred compensation program. The Committee believes that the Company has been operating the NQDC Plan in good faith compliance with Code Section 409A.

The Committee has reviewed with Company management the overall design and operation of compensation arrangements for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. The Committee concluded that the Company’s overall compensation plans, programs and policies, considered as a whole, are not reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, both the Committee and Company management thoroughly evaluated the Company’s compensation plans, programs and policies and any related risks which would be reasonably likely to have a material adverse effect on the Company.  In setting and monitoring executive compensation for each fiscal year, the Committee, during most or all of its quarterly meetings, identified potential risks to the Company as part of its review.  The Committee then evaluated such risks and the possible effect on the Company and subsequently discussed such items on various occasions with the Committee’s outside executive compensation consultant, Hay Group, and with Company management.  As part of the Committee’s discussion with Company management, a review of the overall design and operation of executive compensation arrangements and analysis of any programs which might encourage inappropriate risk-taking by the Company were carried out.  In addition, Company management presented to the Committee its own internal assessment of both executive and non-executive compensation, which was developed over a series of management meetings, and potential related risks, and further discussed and evaluated with the Committee the risks identified.  After this evaluation process and a final analysis, the Committee concluded that the Company’s compensation plans and its related programs and policies, considered as a whole, did not create any material adverse risk to the Company.  Throughout Fiscal 2011, both the Committee and Company management had controls and processes in place, outside of regularly scheduled meetings, in order to identify and track compensation related issues, including potential risks to the Company, on an ongoing basis.  The Committee and Company management were effectively and readily able to recognize, discuss, and evaluate potential risks at their regular meetings, thus leading the Committee and Company management to be especially cognizant of potential compensation related risks to the Company continuously throughout the year.

Related Party Transactions

In accordance with the Company’s Audit Committee charter, the Audit Committee maintains responsibility for reviewing and approving any related party transactions.  Pursuant to the Company’s Related Party Transaction Policies and Procedures, the Audit Committee reviews the material facts of all interested transactions.  Interested transactions are those transactions, arrangements, or relationships in which (i) the aggregate amount involved exceeds a pre-established dollar threshold, (ii) the Company is a participant, and (iii) an executive officer or director of the Company, greater than 5% beneficial owner of the Company’s stock, or an immediate family member of any of the foregoing has or will have an interest.  In determining whether to approve or ratify an interested transaction, the Committee takes into account, among other factors, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.  The Company did not enter into any material financial transactions with any related party or immediate family member of a director or executive officer of the Company during Fiscal 2011, except as indicated below. If any such material financial transaction were contemplated, the terms of the transaction would be reviewed and approved by the Audit Committee prior to the Company entering into such transaction.

During Fiscal 2011, the Company purchased watches from Rumba Time, LLC (“Rumba”).  In April, 2010, Lee Lyon, the son of Mr. Glenn Lyon, the Company’s Chief Executive Officer, started working for Rumba.  In July, 2010, Lee Lyon entered into an agreement with Rumba to act as its Director of Sales.  The agreement provides Lee Lyon with the opportunity to obtain an ownership interest in Rumba, provided he meets certain sales thresholds.  The approximate dollar value of the Company’s purchases of watches from Rumba during Fiscal 2011 was $400,000.  The approximate dollar value of Lee Lyon’s interest in this transaction is indeterminate.

Compensation Committee Report

The Compensation Committee of the Company’s Board has reviewed and discussed the foregoing Compensation Discussion and Analysis with Company management and based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Form 10-K for Fiscal 2011.

This report is respectfully submitted by the members of the Compensation Committee set forth below:

Bill Kirkendall, Chair
Catherine A. Langham
Dolores A. Kunda
Norman H. Gurwitz

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee have no interlocks or insider participation, and no member is or has been a former employee or officer of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($) (1)		Stock Awards ($) (2)(3)		Option Awards ($) (4)		Non-Equity Incentive Plan Compensation ($) (5)		All Other Compensation ($)		Total ($)
Glenn S. Lyon	2011	$775,000		$56,250		$562,063		$562,063		$1,583,750		$79,282	(6)	$3,618,408
Chief Executive	2010	$661,250		$0		$198,338		$290,261		$1,223,313		$38,443		$2,411,605
Officer	2009	$518,750	(7)	$60,000		$135,300		$114,600		$391,167	(8)	$14,650		$1,234,467

Steven J. Schneider	2011	$562,000		$18,750		$345,378		$345,378		$1,024,200		$46,982	(9)	$2,342,688
President and Chief	2010	$531,350		$0		$159,951		$234,083		$850,160		$25,862		$1,801,406
Operating Officer	2009	$440,000	(10)	$75,000		$248,050	(11)	$143,250	(12)	$304,800	(13)	$24,817		$1,235,917

Gary D. Cohen	2011	$480,000		$0		$163,913		$163,913		$675,000		$33,110	(14)	$1,515,936
Chief Administrative	2010	$364,250		$0		$101,723		$148,877		$455,313		$16,643		$1,086,806
Officer and Secretary	2009	$318,000		$125,000	(15)	$270,600	(16)	$133,700	(17)	$193,980		$9,193		$1,050,473

Samuel M. Sato	2011	$430,538	(18)	$22,750		$143,100		$143,100		$710,599		$21,114	(19)	$1,471,201
President and Chief
Merchandising Officer

Edward W. Wilhelm	2011	$407,000		$0		$145,125		$145,125		$508,750		$29,429	(20)	$1,235,429
Executive Vice	2010	$297,692	(21)	$0		$249,975		$73,800	(22)	$372,115	(23)	$24,831		$1,018,413
President, Chief Financial Officer

(1)
Except as otherwise indicated, amounts reflected in this column for Fiscal 2011 are discretionary cash bonuses made to the respective NEO and approved by the Committee.  Prior fiscal year amounts represent payments made to the respective NEO under a retention bonus plan the Company implemented in Fiscal 2008.

(2)
Amounts in this column represent the aggregate grant date fair value of each award computed in accordance with Accounting Standards Codification (“ASC”) Topic 718.  For the assumptions made in the valuation of these stock awards, see Note 8 to our audited consolidated financial statements included in Item 8 of our Form 10-K for the fiscal year ended February 26, 2011, which accompanies this Proxy Statement.

(3)
Stock granted to the NEOs as part of their Fiscal 2011 annual compensation were in the form of Class B Common Shares, granted on March 11, 2010, pursuant to the shareholder approved 2009 Incentive Plan, adopted by the Company’s shareholders on July 23, 2009. When eligible for conversion, Class B common stock is convertible into shares of Class A common stock on a one-to-one basis for no additional consideration. Each share of Class B common stock entitles the holder of record to 10 votes for each share held, while each share of Class A common stock entitles the holder of record to one vote per share. The aggregate value of the stock granted has been calculated to be equal to the average of the high and low price of the Company’s Class A common stock on the grant date of March 11, 2010, or $13.11 per share.  For Fiscal 2011, one half the value displayed is attributed to time-based restricted stock awards and the other half is attributed to performance-based restricted stock awards.  For the specific information related to these two types of restricted stock awards made in Fiscal 2011, see “Executive Compensation – Compensation Discussion and Analysis – Restricted Stock and Stock Option Compensation” above.

(4)
Amounts in this column represent the aggregate grant date fair value of each award computed in accordance with ASC Topic 718.  For the assumptions made in the valuation of these option awards, see Note 8 to our audited consolidated financial statements included in Item 8 of our Form 10-K for the fiscal year ended February 26, 2011, which accompanies this Proxy Statement.  Options are for the purchase of shares of the Company’s Class A common stock. All stock options granted to the NEOs as part of their Fiscal 2011 annual compensation were granted on March 11, 2010.

(5)
Non-equity incentive plan compensation is listed for the fiscal year in which such compensation was earned. Payments of such compensation were made to the NEO in the succeeding fiscal year. For the specific amounts corresponding to each NEO’s non-equity incentive plan compensation for Fiscal 2011, see “Executive Compensation – Compensation Discussion and Analysis – Performance Based Incentive Compensation” and “– Long-Term Executive Officer Bonus Program” above.

(6)
This amount reflects the Company’s contribution to Mr. Lyon’s NQDC Plan in the amount of $50,412, the Company’s payment for executive long-term disability insurance premiums in the amount of $5,238, the Company’s contribution to his 401(k) Plan account in the amount of $6,476, taxable cell phone reimbursement of $56, Mr. Lyon’s country club membership dues in the amount of $2,700, and a vehicle allowance in the amount of $14,400 provided to Mr. Lyon in lieu of a Company vehicle.

(7)
Mr. Lyon was promoted from President to Chief Executive Officer effective December 1, 2008. Amount shown represents total salary paid to Mr. Lyon during Fiscal 2009.  Mr. Lyon’s annual base salary as President was $485,000 and his annual base salary as Chief Executive Officer was $620,000 during Fiscal 2009.

(8)
Includes non-equity incentive plan compensation of $261,354 awarded prior to December 1, 2008 while Mr. Lyon served as President and $129,813 awarded after that date when he was promoted to Chief Executive Officer.

(9)
This amount reflects the Company’s contribution to Mr. Schneider’s NQDC Plan account in the amount of $36,236, the Company’s payment for executive long-term disability insurance premiums in the amount of $4,464, taxable cell phone reimbursement of $56, and the Company’s contribution to his 401(k) Plan account in the amount of $6,226.

(10)
Mr. Schneider was promoted from Chief Operating Officer to President and Chief Operating Officer effective December 1, 2008. Amount shown represents total salary paid to Mr. Schneider during Fiscal 2009.  Mr. Schneider’s annual base salary as Chief Operating Officer was $420,000 and his base salary as President/Chief Operating Officer was $500,000 during Fiscal 2009.

(11)
In addition to shares granted as part of Fiscal 2009 annual compensation, Mr. Schneider was granted 25,000 restricted shares as part of a special equity award for his exceptional service in resolving the failed merger between the Company and Genesco Inc.

(12)
In addition to options granted as part of Fiscal 2009 annual compensation, Mr. Schneider was granted 25,000 options as part of a special equity award for his exceptional service in resolving the failed merger between the Company and Genesco Inc.

(13)
Includes non-equity incentive plan compensation of $211,050 awarded prior to December 1, 2008 while Mr. Schneider served as Chief Operating Officer and $93,750 awarded after that date when he was promoted to President/Chief Operating Officer.

(14)
This amount reflects the Company’s contribution to Mr. Cohen’s NQDC Plan account in the amount of $21,568, the Company’s payment for executive long-term disability insurance premiums of $4,935, taxable cell phone reimbursement of $56, and the Company’s contribution to his 401(k) Plan account in the amount of $6,551.

(15)
Includes a special award of $50,000 paid to Mr. Cohen in Fiscal 2009 for his exceptional service in resolving the litigation that resulted from the failed merger between the Company and Genesco Inc., and $75,000 paid under a retention bonus plan implemented in Fiscal 2008.

(16)
In addition to shares granted as part of Fiscal 2009 annual compensation, Mr. Cohen was granted 35,000 restricted shares as part of a special equity award for his exceptional service in resolving the litigation that resulted from the failed merger between the Company and Genesco Inc.

(17)
In addition to options granted as part of Fiscal 2009 annual compensation, Mr. Cohen was granted 35,000 options as part of a special equity award for his exceptional service in resolving the litigation that resulted from the failed merger between the Company and Genesco Inc.

(18)
Effective October 2010, Mr. Sato was promoted from Executive Vice President, Chief Merchandising Officer to President and Chief Merchandising Officer.  Amount shown represents total salary paid to Mr. Sato during Fiscal 2011.  Mr. Sato’s annual base salary as Executive Vice President was $385,000 and his annual base salary as president was $533,000 during Fiscal 2011.

(19)
This amount reflects the Company’s contribution to Mr. Sato’s NQDC Plan account in the amount of $10,879, the Company’s payment for executive long-term disability insurance premiums of $3,240, taxable cell phone reimbursement of $56, and the Company’s contribution to his 401(k) Plan account in the amount of $6,939.

(20)
This amount reflects the Company’s contribution to Mr. Wilhelm’s NQDC Plan account in the amount of $1,969, the Company’s payment for executive long-term disability insurance premiums of $3,962, taxable cell phone reimbursement of $56, Company-provided relocation and moving expenses of $18,202, and the Company’s contribution to his 401(k) Plan account in the amount of $5,240.

(21)
The amount shown reflects the base salary earned by Mr. Wilhelm for Fiscal 2010. Mr. Wilhelm started with the Company on March 30, 2009, and his base salary for the full fiscal year was set at $322,500. The amount of base salary earned by Mr. Wilhelm was the amount used to calculate amounts payable to him under applicable annual bonus programs.

(22)
Mr. Wilhelm started with the Company on March 30, 2009, and received a grant of stock options as part of his annual compensation for Fiscal 2010 on that date. The aggregate grant date fair value of this option award calculated in accordance with ASC Topic 718 was $73,800, equating to $2.46 per share.

(23)	The amount of non-equity incentive plan compensation earned by Mr. Wilhelm for Fiscal 2010 has been prorated to reflect a March 30, 2009, start date.

FISCAL YEAR 2011 GRANTS OF PLAN-BASED AWARDS TABLE

		Date of	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Committee Action	Threshold ($)		Target ($)		Maximum ($)		or Units (#) (3)		Options (#) (4)	($/Sh) (5)	Awards ($) (6)
Glenn S. Lyon	3/11/10	3/11/10	$112,500	(1)	$225,000		$225,000	(2)
	3/11/10	3/11/10	-		$736,250	(7)	$1,898,750	(8)			94,306	$13.11
	3/11/10	3/11/10	-		-		-		21,445
	3/11/10	3/11/10	-		-		-		21,445	(17)			$1,124,125

Steven J. Schneider	3/11/10	3/11/10	$75,000	(1)	$150,000		$150,000	(2)
	3/11/10	3/11/10	-		$477,700	(9)	$1,180,200	(10)			57,949	$13.11
	3/11/10	3/11/10	-		-		-		13,177
	3/11/10	3/11/10	-		-		-		13,177	(17)			$690,755

Gary D. Cohen	3/11/10	3/11/10	$37,500	(1)	$75,000		$75,000	(2)
	3/11/10	3/11/10	-		$312,000	(11)	$792,000	(12)			27,502	$13.11
	3/11/10	3/11/10	-		-		-		6,254
	3/11/10	3/11/10	-		-		-		6,254	(17)			$327,825

Samuel M. Sato	3/11/10	3/11/10	$37,500	(1)	$75,000		$75,000	(2)
	3/11/10	3/11/10	-		$334,750	(13)	$836,938	(14)			24,010	$13.11
	3/11/10	3/11/10	-		-		-		5,460
	3/11/10	3/11/10	-		-		-		5,460	(17)			$286,200

Edward W. Wilhelm	3/11/10	3/11/10	$37,500	(1)	$75,000		$75,000	(2)
	3/11/10	3/11/10	-		$264,550	(15)	$671,550	(16)			24,350	$13.11
	3/11/10	3/11/10	-		-		-		5,537
	3/11/10	3/11/10	-		-		-		5,537	(17)			$290,250

(1)
Reflects the threshold amount that would be payable to the respective NEO under the Long-Term Incentive Bonus Program for Fiscal 2011, Fiscal 2012, and Fiscal 2013 (“LTIB11”) if the Company were to achieve at least 90% of the goal under the LTIB11: achievement of cumulative adjusted operating income of $307,817,000 over three fiscal years, Fiscal 2011, Fiscal 2012, and Fiscal 2013.  If the stated goal is achieved, the amount reflected in this column would not be payable until after the close of Fiscal  2013.

(2)
Reflects the maximum amount that would be payable to the respective NEO under the LTIB11 if the Company were to fully achieve the stated goal under the LTIB11 achievement of cumulative adjusted operating income of $307,817,000 over three fiscal years, Fiscal 2011, Fiscal 2012, and Fiscal 2013.  If the stated goal is achieved, the amount reflected in this column would not be payable until after the close of Fiscal  2013.

(3)
The number of stock awards granted to the NEOs for Fiscal 2011 was based on a formula whereby the total equity component of an eligible executive officer’s Fiscal 2011 annual compensation was calculated by using a multiple of such executive officer’s prior fiscal year annual base salary (Fiscal 2010), this amount was then divided as follows: 25% constituted the dollar value of time vested restricted stock for Fiscal 2011, 25% constituted the dollar value of performance vested restricted stock for Fiscal 2011 and the remaining 50% constituted the dollar value of non-qualified stock option grants to such executive officer.

(4)
The number of option awards granted to NEOs was based on a formula as described in Footnote 3 above. The value of an eligible executive officer’s option grant for Fiscal 2011 was set and granted on March 11, 2010, under the 2009 Incentive Plan.

(5)
Unless otherwise indicated, the amount reflected in this column shows the exercise price of options granted for Fiscal 2011, which has been calculated to equal the average of the high and low sales price of the Company’s Class A common stock traded on the grant date of March 11, 2010.

(6)
The amount reflected in this column shows the grant date fair value of restricted shares and of stock options computed in accordance with ASC Topic 718.  For stock option awards the grant date fair value was calculated by multiplying the Black-Scholes value by the number of options granted.  The Black-Scholes value for stock options granted in Fiscal 2011 to each of the NEOs was $5.96 per share.  For restricted share awards, the grant date fair value was calculated by multiplying the average of the high and low sales prices of the Company’s stock as quoted on the NASDAQ Global Select Market on the grant date.  This value, which represents the grant date fair value, assumes 100% of the underlying shares vest.  In the future, the actual value of the underlying shares could be materially different if the shares do not vest or if the stock price increases or decreases.

(7)
Reflects the target amount payable to Mr. Lyon under the Company’s Fiscal 2011 annual executive officer bonus program (“EOBP11”). Estimated target EOBP11 payment amounts are based on a percentage of each NEO’s base salary.  For Mr. Lyon the target percentage was 95% of his base salary. Amounts actually paid under this program to Mr. Lyon for Fiscal 2011 are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

(8)
Reflects the maximum amount payable to Mr. Lyon under the Company’s EOBP11. For Mr. Lyon the maximum bonus potential under the EOBP11 was 245% of his base salary.  Amounts actually paid under this program to Mr. Lyon are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

(9)
Reflects the target amount payable to Mr. Schneider under the EOBP11.  For Mr. Schneider the target percentage was 85% of his base salary.  Amounts actually paid under this program to Mr. Schneider for Fiscal 2011 are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

(10)
Reflects the maximum amount payable to Mr. Schneider under the Company’s EOBP11.  For Mr. Schneider the maximum bonus potential under the EOBP11 was 210% of his base salary.  Amounts actually paid under this program to Mr. Schneider for Fiscal 2011 are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

(11)
Reflects the target amount payable to Mr. Cohen under the EOBP11.  For Mr. Cohen the target percentage under the EOBP11 was 65% of his base salary.  Amounts actually paid under this program to Mr. Cohen for Fiscal 2011 are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

(12)
Reflects the maximum amount payable to Mr. Cohen under the EOBP11.  For Mr. Cohen the maximum bonus potential under the EOBP11 was 165% of his base salary.  Amounts actually paid under this program to Mr. Cohen for Fiscal 2011 are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

(13)
Reflects the target amount payable to Mr. Sato under the EOBP11.  For Mr. Sato the target percentage under the EOBP11 was 65% of his base salary prior to his promotion to President and 85% of base salary after his promotion to President in October, 2010.  Amounts actually paid under this program to Mr. Sato for Fiscal 2011 are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

(14)
Reflects the maximum amount payable to Mr. Sato under the EOBP11.  For Mr. Sato the maximum bonus potential under the EOBP11 was 165% of his base salary prior to his promotion to President and 210% of base salary after his promotion to President in October, 2010.  Amounts actually paid under this program to Mr. Sato for Fiscal 2011 are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

(15)
Reflects the target amount payable to Mr. Wilhelm under the EOBP11.  For Mr. Wilhelm the target percentage under the EOBP11 was 65% of his base salary.  Amounts actually paid under this program to Mr. Wilhelm for Fiscal 2011 are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

(16)
Reflects the maximum amount payable to Mr. Wilhelm under the EOBP11.  For Mr. Wilhelm the maximum bonus potential under the EOBP11 was 165% of his base salary.  Amounts actually paid under this program to Mr. Wilhelm for Fiscal 2011 are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

(17)
Reflects performance-vested restricted stock granted at target number of shares for each NEO.  The performance feature is compound annual growth rate (“CAGR”) with respect to the net income performance measure over three years (Fiscal 2011, Fiscal 2012 and Fiscal 2013 – the “Performance Period”).  Target number of shares, as displayed in the table above, will be provided if CAGR threshold with respect to net income is achieved over the performance period.  Threshold number of shares equivalent to 50% of the target shares will be provided if CAGR achievement of 80% of threshold with respect to net income is achieved over the performance period.  Maximum number of shares equivalent to 150% of the target shares will be provided if CAGR achievement of 120% of threshold with respect to net income is achieved over the performance period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
	Exercisable		Unexercisable

Glenn S. Lyon	15,000		—	$8.155	02/07/2012	30,000	(3)	$520,200
	17,500		—	$5.65	02/04/2013	23,803	(4)	$412,744
	50,000		—	$17.625	03/04/2014	21,445	(5)	$371,856
	30,000		—	$14.29	08/31/2015	21,445	(6)	$371,856
	40,000		—	$16.07	03/29/2016	164	(7)	$2,844
	30,000		20,000	$12.03	03/19/2017
	18,000		42,000	$4.51	03/11/2018
	11,847		106,627	$6.295	03/26/2019
	—		94,306	$13.105	03/11/2020

Steven J. Schneider	12,000		—	$8.155	02/07/2012	25,000	(3)	$433,500
	40,000		—	$17.625	03/04/2014	30,000	(3)	$520,000
	25,000		—	$14.29	08/31/2015	19,196	(4)	$332,859
	35,000		—	$16.07	03/29/2016	13,177	(5)	$228,489
	18,000		12,000	$12.03	03/19/2017	13,177	(6)	$228,489
	10,000		35,000	$4.51	03/11/2018	101	(7)	$1,751
	12,500	(8)	—	$4.51	03/11/2018
	9,554		85,990	$6.295	03/26/2019
	—		57,949	$13.105	03/11/2020

Gary D. Cohen	21,000		—	$8.155	02/07/2012	25,000	(3)	$433,500
	24,500		—	$5.65	02/04/2013	35,000	(3)	$606,900
	35,000		—	$17.625	03/04/2014	12,208	(4)	$211,687
	20,000		—	$14.29	08/31/2015	6,254	(5)	$108,444
	20,000		—	$16.07	03/29/2016	6,254	(6)	$108,444
	6,000		4,000	$12.03	03/19/2017	47	(7)	$815
	10,500		24,500	$4.51	03/11/2018
	21,000	(9)	—	$4.51	03/11/2018
	6,076		54,690	$6.295	03/26/2019
	—		27,502	$13.105	03/11/2020

Samuel M. Sato	12,000		8,000	$12.03	03/19/2017	25,000	(3)	$433,500
	500		24,500	$4.51	03/11/2018	10,980	(4)	$190,393
	5,465		49,186	$6.295	03/26/2019	5,460	(5)	$94,676
	—		24,010	$13.105	03/11/2020	5,460	(6)	$94,676
						41	(7)	$711

Edward W. Wilhelm	3,000		27,000	$6.335	03/30/2019	30,000	(4)	$520,200
	—		24,350	$13.105	03/11/2020	5,537	(5)	$96,012
						5,537	(6)	$96,012
						42	(7)	$728

(1)
Generally, options outstanding will be exercisable at a price equal to the average of the high and low price on the date of grant and, unless otherwise indicated, vest on a tiered schedule over a four-year period: 10% after one year, 20% after two years, 30% after three years and the remaining 40% after four years. All options expire 10 years from the date of grant.

(2)
The values represented in this column have been calculated by multiplying $17.34 (the closing price of the Company’s common stock on the last trading day of Fiscal 2011, which was February 25, 2011) by the number of shares of stock.

(3)	Restricted Class A Common Shares granted on March 11, 2008, have a three-year cliff-vesting schedule based on continued employment and vested on March 11, 2011.

(4)
Restricted Class B Common Shares granted on July 23, 2009, have an adjusted three-year cliff-vesting schedule based on continued employment and vest on March 26, 2012. The three-year cliff-vesting schedule has been adjusted to account for the period of time between the date of Committee action, March 26, 2009, and the actual grant date of July 23, 2009.

(5)	Restricted Class B Common Shares granted on March 11, 2010, have a three-year cliff-vesting schedule based on continued employment and vest on March 11, 2013.
(6)
Restricted Class B Common Shares granted on March 11, 2010, have a three-year vesting schedule based on continued employment and performance.  The performance feature is CAGR with respect to the net income over the three-year performance period.

(7)	Dividends earned on Restricted Class B Common Shares that are based on continued employment and performance will vest at the same time as the underlying Class B Common Shares.
(8)	Stock options granted as part of a special equity award to Mr. Schneider in Fiscal 2009, which vested on March 11, 2010.
(9)	Stock options granted as part of a special equity award to Mr. Cohen in Fiscal 2009, which vested on March 11, 2010.

 FISCAL YEAR 2011 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Glenn S. Lyon	17,500	$208,292	25,000	$350,875

Steven J. Schneider	24,500	$276,120	25,000	$350,875

Gary D. Cohen	--	--	25,000	$350,875

Samuel M. Sato	10,000	$97,865	5,000	$70,175

Edward W. Wilhelm	--	--	--	--
(1)	Represents the difference between the exercise price of the stock options and the fair market value of the Company’s stock at exercise.
(2)	Computed by multiplying the number of shares of stock by the average of the high and low prices of the Company’s Class A common stock on the vesting date: March 19, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to compensation plans under which equity securities of the Company are currently authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers, or lenders), as of February 26, 2011:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	3,396,673	$10.41	8,350,067	(2)
Equity compensation plans not approved by shareholders	--	--	--
Total	3,396,673	$10.41	8,350,067

(1)
These shares are subject to awards made or to be made under the Company’s 1992 Employee Stock Incentive Plan, 2002 Plan, 2009 Incentive Plan, Non-Employee Director Stock Option Plan, and Employee Stock Purchase Plan.

(2)
Includes the following shares which remain available for future issuance under the referenced plan as of February 26, 2011: (i) 627,942 shares under the 2002 Plan; (ii) 5,653,953 shares under the 2009 Incentive Plan; and (iii) 2,068,172 shares under the Employee Stock Purchase Plan.  No shares remain available for future issuance under the Non-Employee Director Stock Option Plan or the 1992 Employee Stock Incentive Plan.  From and after July 23, 2009, the only shares issuable under the 2002 Plan (other than shares issuable upon the exercise of outstanding options, as disclosed in column (a)) include 258,942 shares eligible for issuance in respect of shares returned to the plan by forfeiture after July 23, 2009, and 369,000 Class B Common Shares of the Company eligible for issuance in exchange for outstanding Class A Common Shares subject to unvested incentive stock awards.

 FISCAL YEAR 2011 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (4)

Glenn S. Lyon	$339,455	$50,412	$52,170	--	$590,599

Steven J. Schneider	$481,603	$36,236	$87,317	--	$870,236

Gary D. Cohen	$106,857	$21,568	$24,294	--	$213,370

Samuel M. Sato	$21,744	$10,879	$2,776	--	$38,765

Edward W. Wilhelm	$189,188	$1,969	$17,027	--	$208,184
(1)	The amounts deferred by each NEO have also been reported as compensation for each respective NEO under the column heading “Salary” in the Summary Compensation Table.
(2)	All of the amounts reported in this column have also been included in the Summary Compensation Table under the column heading “All Other Compensation” for the respective NEO.
(3)	No above-market or preferential earnings are paid on deferred compensation pursuant to the Company’s NQDC Plan.
(4)
Represents the balance of the participant’s account under the NQDC Plan as of February 26, 2011.  The full amounts of the reported aggregate balances for the respective NEOs, less the amounts reported in the contributions and earnings columns above with respect to Fiscal 2011, were reflected in prior years’ Summary Compensation Tables.

POTENTIAL PAYMENTS IN THE EVENT OF TERMINATION OR A CHANGE IN CONTROL

The Company is a party to amended employment agreements with the following NEOs: Glenn S. Lyon, the Company’s Chief Executive Officer; Steven J. Schneider, the Company’s President and Chief Operating Officer; Samuel M. Sato, the Company’s President and Chief Merchandising Officer; Gary D. Cohen, the Company’s Chief Administrative Officer and Secretary; and Edward W. Wilhelm, Executive Vice President, Chief Financial Officer, of the Company.  As previously reported, the employment agreements of each of Messrs. Lyon, Schneider, Cohen, and Wilhelm were amended effective as of February 28, 2011, to provide for certain amendments which are reflected in the descriptions of their agreements below.  Under these employment agreements, each of the NEOs will be entitled to certain payment provisions if they are terminated under any of the following circumstances:

•	Without Cause by the Company or resignation by the executive officer for Good Reason 30 days before or two years after a Change in Control;

•	Without Cause by the Company at the end of the employment term upon the Company’s non-renewal of the agreement;

•	Resignation by the executive officer without Good Reason following a Change in Control;

•	Without Cause by the Company or resignation by the executive officer for Good Reason other than during a Change in Control;

•	For Cause by the Company or resignation by the executive without Good Reason; or

•	The Disability or death of the executive officer.

Generally, pursuant to these employment agreements, the terms “Cause,” “Good Reason,” “Change in Control,” and “Disability” are defined as follows:

“Cause” means:

(A)	the willful and continued failure by an executive officer to perform his material duties;

(B)	the willful or intentional engaging by an executive officer in conduct within the scope of his employment that causes material injury to the Company;

(C)	the executive officer’s conviction for, or a plea of nolo contendre to, the commission of a felony involving moral turpitude; or

(D)	a material breach of the executive officer’s covenants of non-competition, non-solicitation and confidentiality that causes a material injury to the Company.

“Good Reason” means if, other than for Cause, any of the following has occurred:

(A)	any reduction in the executive officer’s base salary or annual bonus opportunity (except for across the board reductions for all similarly situated executive officers of the Company);

(B)	a transfer of the executive officer’s primary workplace by more than 35 miles from its location;

(C)	a material breach of the agreement by the Company; or

(D)
if such termination of employment occurs within 30 days prior to or two years following a Change in Control, then any one of the following: a substantial reduction in an executive officer’s authority, duties or responsibilities, or the assignment of any duties or responsibilities inconsistent with an executive officer’s position with the Company.

“Change in Control” means the consummation of one or more of the following:

(A)	the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or group;

(B)
any person or group, other than the three founders of the Company, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the voting stock of the Company;

(C)	a merger, consolidation or similar reorganization of the Company with or into another entity, if the shareholders of the common stock of the Company immediately prior to such transaction do not own a majority of the voting power of the voting stock of the surviving company or its parent immediately after the transaction in substantially the same proportions as immediately prior to such transaction; or

(D)	if during any 12-month period, a majority of the then current directors cease for any reason to constitute a majority of the Board.

“Disability” means if the executive officer becomes (in the good faith judgment of the Board) physically or mentally incapacitated and is therefore unable for a period of three consecutive months, or for an aggregate of six months in any 12 consecutive month period, to perform the executive officer’s duties.

Termination of an Executive Officer 30 Days Before and through Two Years After a Change In Control

If an executive officer is terminated by the Company without Cause (other than by reason of Disability or death) or resigns for Good Reason, in either case, during the period that begins 30 days prior to a Change in Control and ends two years following a Change in Control, then each such executive officer will be entitled to receive benefits equal to: (1) such employee benefits, if any, as to which the executive officer may be entitled under the Company’s employee benefit plans according to their terms, (2) a lump sum payment that is derived by adding the executive officer’s base salary with his annual target bonus and the value of any other bonus the executive officer could have earned during the year of termination, and multiplying that figure by 2.5, and (3) health insurance benefits for each executive officer and his dependents for two years. Each of the agreements also provides that to the extent any of the payments under the agreements become subject to an excise tax imposed by Section 4999 of the Code, then the executive officer would receive an additional gross-up payment to indemnify him for the effect of such a tax.

The amounts shown in the charts below do not include payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, 401(k) Plan distributions, and welfare benefits provided to all employees (other than the continuation of health insurance benefits, which is set forth in the charts below). The chart below illustrates the potential payments that each NEO would be entitled to if they were terminated by the Company without Cause or such executive officer resigned for Good Reason with respect to a Change in Control on February 26, 2011:

NEO	Lump Sum Cash Payment (Base + Target Bonus x 2.5) (1)	Health Insurance Benefits for two years (2)	Tax Gross Up (3)
Glenn S. Lyon	$5,896,875	$26,868	$512,922
Steven J. Schneider	$3,965,500	$26,868	$308,968
Samuel M. Sato	$2,985,750	$26,868	$278,314
Gary D. Cohen	$2,887,500	$18,338	$173,943
Edward W. Wilhelm	$2,289,375	$26,868	$169,173

(1)
This amount is calculated by adding the NEO’s annual base salary, plus the executive’s target annual bonus, plus the value of any other bonus the NEO could have earned during the year and multiplying it by 2.5.

(2)	The estimated value of health insurance is based on the health insurance coverage the Company carried for each NEO on February 26, 2011.
(3)
Each NEO’s employment agreement provides that the Company will pay a gross up payment in the event that amounts paid under the agreement become subject to an excise tax imposed by Section 4999 of the Internal Revenue Code. The amount of an applicable tax gross up payment would be such that, after deduction of any excise tax on the covered payment, the net amount retained by the executive officer would be equal to the covered amount.

Termination of an Executive Officer Without Cause Upon Non-Renewal of Agreement

If an executive officer is terminated by the Company without Cause at the end of his employment term in connection with the Company providing the executive officer with a notice of non-renewal of his agreement, then each such executive officer will be entitled to receive the following benefits: (1) such employee benefits, if any, as to which the executive officer may be entitled under the Company’s employee benefit plans according to their terms, (2) a lump sum payment equal to the executive officer’s base salary, (3) health insurance benefits for each executive officer and his dependents for one year, and (4) if the executive officer was eligible to receive a cash bonus for the fiscal year during which his employment was terminated, an amount equal to a prorated portion (based upon actual performance and the number of days during such fiscal year the executive officer was employed) of the annual bonus and any other bonus the executive officer would have received during such fiscal year had he remained employed through the entire fiscal year.

The following chart illustrates the potential payments that each executive officer would be entitled to if the Company did not renew the executive officer’s agreement and the executive officer was terminated by the Company without cause on February 26, 2011:

NEO	Lump Sum Cash Payment Equal to Base Salary (1)	Health Insurance Benefits for one year (2)	Bonus Amount (3)
Glenn S. Lyon	$775,000	$13,434	$1,583,750
Steven J. Schneider	$562,000	$13,434	$1,024,200
Samuel M. Sato	$533,000	$13,434	$ 710,599
Gary D. Cohen	$480,000	$ 9,169	$ 675,000
Edward W. Wilhelm	$407,000	$13,434	$ 508,750

(1)	Amount represents the NEO’s annual base salary as of February 26, 2011.
(2)	The estimated value of health insurance is based on the health insurance coverage the Company carried for each NEO on February 26, 2011.
(3)	Amount represents the value of earned bonus payments for Fiscal 2011.

Termination of an Executive Officer by Resignation Without Good Reason Following a Change In Control

If an executive officer resigns without Good Reason during the 30 day period that begins on the first anniversary of a Change in Control, such executive officer shall be entitled to receive such employee benefits, if any, as to which the executive officer may be entitled under the Company’s employee benefit plans according to their terms, and a lump sum payment equal to the executive officer’s base salary.

The following chart illustrates the potential payments that each executive officer would be entitled to if they terminated their employment by resignation without Good Reason on February 26, 2011, and such date was within the 30 day period following the first anniversary of a Change in Control:

NEO	Lump Sum Payment Equal to Base Salary	Tax Gross Up (1)
Glenn S. Lyon	$775,000	—
Steven J. Schneider	$562,000	—
Samuel M. Sato	$533,000	—
Gary D. Cohen	$480,000	—
Edward W. Wilhelm	$407,000	—

(1)	Based on current estimates, no excise tax gross up would be payable to the executive on the contemplated date.

Termination of an Executive Officer Other Than in Connection With a Change in Control

If an executive officer is terminated by the Company without Cause (other than by reason of Disability or death) or if the executive officer resigns for Good Reason, in either case other than within the period that begins 30 days prior to a Change in Control and ends two years following a Change in Control, then each such executive officer will be entitled to receive the following benefits: (1) such employee benefits, if any, as to which the executive officer may be entitled under the Company’s employee benefit plans according to their terms; (2) a lump sum payment equal to: (a) with respect to Mr. Lyon, two and one-half times (2.5x) his base salary, (b) with respect to Mr. Schneider, two times (2x) his base salary, (c) with respect to Mr. Sato, two times (2x) his base salary, (d) with respect to Mr. Cohen, one and one-half times (1.5x) his base salary; and (e) with respect to Mr. Wilhelm, one and one-half times (1.5x) his base salary; (3) health insurance benefits for each executive officer and his dependents for a period equal to:  (a) with respect to Mr. Lyon, two years; (b) with respect to Mr. Schneider, one and one-half years; (c) with respect to Mr. Sato, one and one-half years; (d) with respect to Mr. Cohen, one year; and (e) with respect to Mr. Wilhelm, one year; and (4) if the executive officer was eligible to receive a cash bonus for the fiscal year during which his employment was terminated, an amount equal to a prorated portion (based upon actual performance and the number of days during such fiscal year the executive officer was employed) of the annual bonus and any other bonus the executive officer would have received during such fiscal year had he remained employed through the entire fiscal year.

The following chart illustrates the potential payments to which each executive officer would be entitled if he were terminated by the Company without Cause or the executive officer resigned for Good Reason other than in connection with a Change in Control on February 26, 2011:

NEO	Lump Sum Cash Payment (1)	Health Insurance Benefits (2)	Bonus Amount (3)
Glenn S. Lyon	$1,937,500 (4)	$26,868	$1,583,750
Steven J. Schneider	$1,124,000 (5)	$20,151	$1,024,200
Samuel M. Sato	$1,066,000 (5)	$20,151	$ 710,599
Gary D. Cohen	$ 720,000 (6)	$ 9,169	$ 675,000
Edward W. Wilhelm	$ 610,500 (6)	$13,434	$ 508,750

(1)	Unless indicated otherwise, amount is based on the NEO’s annual base salary as of February 26, 2011.
(2)
The estimated value of health insurance is based on the health insurance coverage the Company carried for each NEO on February 26, 2011.  In the case of Mr. Lyon, the period identified is two years, in the case of Mr. Schneider and Mr. Sato, the period identified is one and one-half years, and in the case of Mr. Cohen and Mr. Wilhelm, the period identified is one year.

(3)	Amount represents the value of earned bonus payments for Fiscal 2011.
(4)	Amount reflects a cash payment equal to 2.5 times the base salary for Mr. Lyon.
(5)	Amount reflects a cash payment equal to 2.0 times the base salary for Mr. Schneider and Mr. Sato.
(6)	Amount reflects a cash payment equal to 1.5 times the base salary for Mr. Cohen and Mr. Wilhelm.

Termination of an Executive Officer for Cause or by Executive Officer Without Good Reason

If an executive officer is terminated by the Company for Cause, or the executive officer resigns without Good Reason, then such executive officer would be entitled to receive his base salary through the date of termination, any earned but unpaid portion of the executive officer’s prior fiscal year annual performance bonus, reimbursement for any unreimbursed business expenses incurred by the executive officer in accordance with Company policy prior to the executive officer’s termination date, and such employee benefits, if any, as to which the executive officer may be entitled under the Company’s employee benefit plans according to their terms.

The following chart illustrates the potential payments that each executive officer would be entitled to if they were terminated by the Company for Cause or the executive officer resigned without Good Reason on February 26, 2011:

NEO	Base Salary (1)	Annual Performance Bonus (2)
Glenn S. Lyon	--	--
Steven J. Schneider	--	--
Samuel M. Sato	--	--
Gary D. Cohen	--	--
Edward W. Wilhelm	--	--

(1)	The executive would receive his base salary through the date his employment terminated.
(2)	Amount represents the unpaid portion of the executive’s annual performance bonus for Fiscal 2010, the year preceding the year employment terminated.

Termination of an Executive Officer Upon Disability or Death

Upon the termination of an executive officer’s employment for either Disability or death, the executive officer or his estate (as the case may be) would be entitled to receive the following: (1) such employee benefits, if any, to which the executive officer may be entitled under the Company’s employee benefit plans according to their terms; and (2) if the executive officer was eligible to receive a cash bonus for the fiscal year during which his employment was terminated, an amount equal to a prorated portion (based on the number of days in such fiscal year during which the executive officer was employed) of the annual cash bonus and any other cash bonus the executive officer would have received for such fiscal year had he remained employed through the entire fiscal year (based on the Company’s actual performance for such fiscal year).

The following chart illustrates the potential payments that each executive officer or his estate (as the case may be) would be entitled to if their employment was terminated for either Disability or death as of February 26, 2011:

NEO	Bonus Amount (1)
Glenn S. Lyon	$1,583,750
Steven J. Schneider	$1,024,200
Samuel M. Sato	$ 710,599
Gary D. Cohen	$ 675,000
Edward W. Wilhelm	$ 508,750

(1) Amount represents the value of earned cash bonus payments for Fiscal 2011.

Director Compensation

The Compensation Committee customarily reviews and sets director compensation at its first meeting that follows the Company’s annual meeting. After the Company’s 2010 annual meeting, the Committee set director compensation as follows: upon the commencement of service on the Board a new outside director is eligible to receive a grant of the Company’s shares valued at $30,000; thereafter, each outside director is eligible to receive an annual grant of Company shares valued at $80,000 for continued service. The annual grant to a newly appointed outside director is subject to a minimum length of service on the Board of at least 90 days.  For each outside director, the fee component consists of an annual retainer in the amount of $35,000. Each outside director also receives $2,000 per Board meeting attended. For those outside directors that comprise the Audit Committee, Compensation Committee, and the Governance & Nominating Committee, a fee of $1,500 is payable per each such committee meeting attended. The Chair of the Audit Committee receives an annual fee of $15,000, the Chair of the Compensation Committee receives an annual fee of $10,000, and the Chair of the Governance & Nominating Committee receives an annual fee of $7,500.  The Lead Director receives an annual fee of $15,000.  Each outside director also receives a fee of $1,000 for attending any non-regularly scheduled Board meeting.

The following table summarizes the compensation received by the Company’s directors for the fiscal year ended February 26, 2011:

FISCAL YEAR 2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)

Glenn S. Lyon (3) Chairman of the Board Class I	—	—	—

Stephen Goldsmith Lead Director Governance & Nominating Committee Class III	$71,250	$80,000	$151,250

Bill Kirkendall Compensation Committee, Chair Audit Committee Class II	$72,500	$80,000	$152,500

William P. Carmichael Audit Committee, Chair Class II	$65,000	$80,000	$145,000

Catherine A. Langham Compensation Committee Governance & Nominating Committee, Chair Class III	$59,500	$80,000	$139,500

Dolores A. Kunda Compensation Committee Governance & Nominating Committee Class I	$58,500	$80,000	$138,500

Norman H. Gurwitz Audit Committee Compensation Committee Class III	$63,500	$80,000	$143,500

Richard P. Crystal Governance & Nominating Committee Class II	$51,375	$80,000	$131,375

Mark S. Landau Audit Committee Class I	$53,000	$80,000	$133,000

(1)	Amounts reflected in this column include the value of an outside director’s annual retainer fee and additional fees for those directors who serve on a committee of the Board.
(2)
Stock granted to directors as part of their annual compensation was in the form of Class B Common Shares granted on July 22, 2010, except as otherwise indicated. When eligible for conversion, Class B common stock is convertible into shares of Class A common stock on a one-to-one basis for no additional consideration. Each share of Class B common stock entitles the holder of record to 10 votes for each share owned, while each share of Class A common stock entitles the holder of record to one vote per share. Amounts in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718.  As of February 26, 2011, each director had the following outstanding stock from previous awards: Mr. Goldsmith – 12,997 shares (of which 8,585 were vested and 4,412 were unvested); Mr. Kirkendall – 14,049 shares (of which 8,585 were vested and 5,464 were unvested); Mr. Carmichael – 14,049 shares (of which 8,585 were vested and 5,464 were unvested); Ms. Langham – 14,049 shares (of which 8,585 were vested and 5,464 were unvested); Ms. Kunda – 14,401 shares (of which 8,937 were vested and 5,464 were unvested); Mr. Gurwitz – 13,862 shares (of which 8,938 were vested and 5,464 were unvested); Mr. Crystal – 8,237 shares (of which 2,773 were vested and 5,464 were unvested); and Mr. Landau – 8,138 shares (of which 2,674 were vested and 5,464 were unvested).

(3)
Mr. Lyon receives no compensation as a director of the Company and Chairman of the Board.  All compensation paid to and equity awarded to Mr. Lyon is based on his status as an executive officer of the Company.  See previous disclosures for such information.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee acts under an annually reviewed charter approved by the Board. Company management has primary responsibility for the preparation of the Company’s financial statements and the reporting process on behalf of the Company, including the systems of internal controls. However, the Audit Committee assists in the oversight of the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended February 26, 2011, with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is composed solely of independent directors (as defined in the criteria for independence set forth in the NASDAQ listing standards and SEC rules). Each member meets NASDAQ financial knowledge requirements, and the Board has determined that Mr. Carmichael qualifies as an “audit committee financial expert” as defined by SEC rules and meets NASDAQ professional experience requirements as well.

The matters set forth in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, were discussed by the Audit Committee and the independent auditors.  That discussion included, among other items, matters relating to the conduct of an audit of the Company’s financial statements.  The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.

The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditors their independence from the Company.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended February 26, 2011, for filing with the SEC.

William P. Carmichael, Chair
Bill Kirkendall
Norman Gurwitz
Mark Landau

Relationship with Independent Public Accountants

The accounting firm of Ernst & Young LLP, which has served as the Company’s principal independent registered public accounting firm continuously since 1988, was selected by the Audit Committee to continue in that capacity for Fiscal 2011.

The appointment of an independent registered public accounting firm is approved annually by the Audit Committee. In making its determination, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. The Audit Committee has selected Ernst & Young LLP for the current fiscal year ending March 3, 2012. Each professional service performed by Ernst & Young LLP during Fiscal 2011 was reviewed and the possible effect of such service on the independence of the firm was considered by the Audit Committee. Additionally, the Audit Committee requires the rotation of its outside auditor’s audit partners as required by SOX and the related rules of the SEC.

Independent Auditor Fee Information

Fees for professional services provided by the Company’s independent registered public accounting firm Ernst & Young LLP, in each of the last two fiscal years, for each of the following categories are:

	2011	2010
Audit Fees	$385,000	$407,310
Audit-Related Fees	168,500	19,945
Tax Fees	51,970	64,449
All Other Fees	—	—
Total	$605,470	$491,704

Audit fees include fees associated with the annual financial statement and internal controls audit, the reviews of the Company’s quarterly reports on Form 10-Q, and assistance with review of documents filed with the SEC. Audit-related fees principally include fees associated with accounting consultations, due diligence work, and the audit of the Company’s Profit Sharing and 401(k) plan. Tax fees consist primarily of fees associated with tax compliance and consultation on routine tax matters.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires pre-approval of all audit, audit-related, tax and other services performed by the Company’s independent registered public accounting firm during the fiscal year. The Audit Committee pre-approves specifically defined services within the categories outlined above, subject to the budget for each category. Unless a specific service has previously been pre-approved for that year, the Audit Committee must approve the service before the independent registered public accounting firm may perform such service. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve permitted services between Audit Committee meetings, subject to specified budgetary limitations, so long as the Chair reports any such decisions to the Audit Committee at its next scheduled meeting.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

(Item 2 on your Proxy Card)

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 3, 2012. The Board urges you to vote “FOR” ratification of that appointment. A representative of Ernst & Young LLP plans to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

If the shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee and Board of Directors will consider a change in auditors for the next fiscal year, although they will not be compelled to change auditors.  Even if the shareholders ratify the selection of Ernst & Young LLP, the Audit Committee or Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time if either the Audit Committee or the Board determines that a change would be in the best interests of the Company and its shareholders.

Required Shareholder Approval

For the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending March 3, 2012 to be ratified, more votes must be cast in favor of the proposal than are cast against it by all holders of common shares, voting together as a single class.  Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their Proxy Cards (Item 2 on your Proxy Card).

NON-BINDING ADVISORY RESOLUTION TO APPROVE
THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(Item 3 on your Proxy Card)

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company is requesting your non-binding approval of the compensation of our NEOs.  The compensation of our NEOs is described in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative starting on page 13 of this Proxy Statement.

The Compensation Committee is responsible for reviewing and approving the compensation structure for the Company’s executive officers, and, in this regard, seeks to establish a competitively balanced, performance-based compensation structure that is fundamentally fair to the Company’s shareholders.  The Company’s compensation program also reflects competition and best practices in the marketplace.  The mix of compensation components is competitive with that of other companies in our industry of similar size and operational characteristics, links compensation to individual and Company performance, and encourages stock ownership by senior management.  Based on its review of the total compensation of our NEOs for Fiscal 2011, the Compensation Committee believes that the total compensation for each of the NEOs is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and creation of shareholder value, without encouraging our NEOs to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables and narrative starting on page 13 above provide a comprehensive review of our NEO compensation objectives, program, and rationale.  We urge you to read this disclosure before voting on this non-binding proposal.

For the reasons stated above, and pursuant to Section 14A of the Exchange Act, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

Your vote on this proposal will be non-binding on the Company and the Board and will not be construed as overruling a decision by the Company or the Board.  Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Company or the Board.  However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions, as it deems appropriate.

Required Shareholder Approval

For the non-binding advisory resolution relating to the compensation of the Company’s NEOs to be approved, more votes must be cast by all holders of common shares, voting together as a single class, in favor of the proposal than are cast against it.  Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the non-binding advisory resolution approving the compensation of the Company’s NEOs.  Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their Proxy Cards (Item 3 on your Proxy Card).

NON-BINDING ADVISORY PROPOSAL RELATING TO
THE FREQUENCY (ONE, TWO, OR THREE YEARS) OF THE NON-BINDING SHAREHOLDER VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(Item 4 on your Proxy Card)

In addition to requesting the non-binding shareholder advisory approval of the Company’s executive compensation program, the Dodd-Frank Act also requires the Company to seek, once every six years, shareholder approval of how often the Company will seek advisory approval of the NEOs’ compensation.  The Dodd-Frank Act requires that the Company present every one, two, or three years, or abstain, as voting alternatives for shareholders.

The Board of Directors has determined that a non-binding advisory vote on NEO compensation that occurs once every three years is the most appropriate, and the Board recommends that you vote for the approval of this interval.  In determining the interval to recommend to shareholders, the Company considered that the ultimate goal of corporate performance is to increase long-term shareholder value.  This is reflected by the fact the Company emphasizes long-term performance in the design of its NEOs’ compensation programs and that a significant portion of the total direct compensation paid to each of the NEOs is tied to the Company’s performance.  The Company believes this structure more closely aligns the long-term strategic plans of the Company with the long-term interests of our shareholders.  Furthermore, the elements of our NEOs’ compensation do not typically change in a significant manner from year to year.  In this regard, the Company has designed the NEOs’ compensation programs to incentivize performance over a multi-year period.  As a result, the Board determined to recommend to shareholders an advisory vote on executive compensation every three years.  Although the vote on this proposal is advisory and non-binding, the Board will carefully consider the voting results.

Deemed Shareholder Approval

With respect to the non-binding advisory vote on the frequency of the shareholder advisory vote on the NEOs’ compensation, the option receiving the greatest number of votes (i.e., every one, two, or three years) will be deemed the frequency approved by shareholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote “FOR” a non-binding advisory vote on the compensation of our NEOs be held every “3 YEARS.”  Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their Proxy Cards (Item 4 on your Proxy Card).

PROPOSALS OF SHAREHOLDERS

If a shareholder wishes to submit a proposal for consideration at the 2012 Annual Meeting of Shareholders and wants that proposal to appear in the Company’s proxy statement for that meeting, the proposal must be submitted to the Company at its Corporate Office (3308 N. Mitthoeffer Road, Indianapolis, Indiana 46235) in care of the Corporate Secretary no later than April 23, 2012.

If a shareholder wishes to submit a proposal for consideration at the 2012 Annual Meeting of Shareholders, or if a shareholder wishes to recommend a candidate for election to the Board, the Company’s Bylaws require the shareholder to provide the Company with written notice of such proposal or recommendation no less than 90 days nor more than 120 days in advance of the first anniversary of the 2011 Annual Meeting (in the event that the date of the 2012 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the shareholder must provide the Company with written notice of such proposal or recommendation no less than 90 days nor more than 120 days in advance of the meeting or, if later, the seventh day following the first public announcement of the date of the 2012 Annual Meeting of Shareholders).  Such notice should be sent to the Company in care of the Corporate Secretary at its Corporate Office.

Notwithstanding the foregoing, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the director nominees or specifying the size of the increased Board at least 100 days prior to the first anniversary of the 2011 Annual Meeting (or if the 2012 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, at least 100 days prior to the date of the 2012 Annual Meeting), a shareholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at the Corporate Office of the Company no later than the close of business on the seventh day following the day on which such public announcement is made by the Company.

MISCELLANEOUS

The Company’s Annual Report to Shareholders for the fiscal year ended February 26, 2011, including the financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, accompanies this Proxy Statement.

The Company is not aware of any other business to be presented at the 2011 Annual Meeting.  If matters other than those described herein should properly arise at the meeting, the proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Gary D. Cohen
Chief Administrative Officer and Secretary
Indianapolis, Indiana
June 20, 2011

ATTN: GARY D. COHEN 3308 NORTH MITTHOEFFER ROAD INDIANAPOLIS, IN 46235	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M37429-P14011	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

THE FINISH LINE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	To elect three Class I directors to serve on the Company's Board of Directors until the 2014 Annual Meeting of Shareholders:	☐	☐	☐

Nominees:
01) Glenn S. Lyon
02) Dolores A. Kunda
03) Mark S. Landau

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending March 3, 2012.	☐	☐	☐

3.	To approve a non-binding advisory resolution relating to the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		3 Years	2 Years	1 Year	Abstain

4.	To conduct a non-binding advisory vote relating to the frequency (every one, two, or three years) of the non-binding shareholder vote on the compensation of the Company's named executive officers.	☐	☐	☐	☐

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE CLASS I DIRECTORS OF THE COMPANY, FOR PROPOSALS 2 AND 3 AND FOR 3 YEARS ON PROPOSAL 4, AND ACCORDING TO THE JUDGMENT OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

M37430-P14011

THE FINISH LINE, INC.
CLASS A COMMON SHARES
Proxy for the Annual Meeting of Shareholders, July 21, 2011.

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on
July 21, 2011, at 9:00 a.m. E.D.T. at the Company's Corporate Office located at
3308 N. Mitthoeffer Rd., Indianapolis, IN 46235

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement for the 2011 Annual Meeting and, revoking all prior Proxies, appoints Steven J. Schneider and Samuel M. Sato, and each of them, with full power of substitution in each, the Proxies of the undersigned to represent the undersigned and vote all Class A Common Shares of the undersigned in The Finish Line, Inc. at the Annual Meeting of Shareholders to be held on July 21, 2011, and any adjournments or postponements thereof upon the matters stated on the reverse side and in the manner designated on the reverse side of this card.

Important Notice Regarding Availability of Proxy Materials

The Notice of Annual Meeting of Shareholders and Proxy Statement, 2011 Annual Report on Form 10-K of The Finish Line, Inc., and form of proxy for the Annual Meeting are also available, without charge, at www.finishline.com or from the SEC's website at www.sec.gov. You also may request a copy of these materials by sending an e-mail to IR@finishline.com. Please make your request no later than July 7, 2011, to facilitate timely delivery.  If you do not request materials pursuant to the foregoing procedures, you will not otherwise receive an email or electronic copy of the materials.  For meeting directions please call (317) 899-1022, extension 5.

Continued and to be signed on reverse side